Exhibit 99.3

CONSOLIDATED STATEMENT OF EARNINGS
THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
(DOLLARS IN MILLIONS EXCEPT PER SHARE DATA)

YEAR ENDED DECEMBER 31,	2009	2008	2007
SALES	$4,775.1	$6,086.1	$6,563.2
Cost of goods sold	3,188.6	4,087.7	4,336.2
Selling, general, and administrative expenses	1,266.4	1,521.6	1,625.8
Merger-related expenses	58.8	—	—
Restructuring and exit costs	11.9	54.7	19.0
OPERATING INCOME	249.4	422.1	582.2
Interest expense (net of interest income of $7.9 for 2009, $38.4 for 2008, and $19.8 for 2007)	83.8	62.4	82.3
Other (income) expense	(4.8)	(5.0)	2.3
EARNINGS BEFORE INCOME TAXES	170.4	364.7	497.6
Income taxes (benefit)	37.9	71.1	(20.5)
NET EARNINGS	$132.5	$293.6	$518.1
NET EARNINGS PER COMMON SHARE – BASIC	$2.18	$4.83	$7.96
NET EARNINGS PER COMMON SHARE – ASSUMING DILUTION	$2.17	$4.77	$7.78

See Notes to Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEET
THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
(MILLIONS OF DOLLARS)

DECEMBER 31,	2009	2008
ASSETS
Cash and cash equivalents	$1,083.2	$277.8
Trade receivables, less allowances of $45.8 for 2009 and $39.1 for 2008	832.8	924.6
Inventories	777.1	1,024.2
Other current assets	308.8	377.0
TOTAL CURRENT ASSETS	3,001.9	2,603.6
PROPERTY, PLANT, AND EQUIPMENT	473.4	527.9
GOODWILL	1,230.0	1,223.2
OTHER ASSETS	789.9	828.6
	$5,495.2	$5,183.3
LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term borrowings	$—	$83.3
Current maturities of long-term debt	—	.1
Trade accounts payable	403.2	453.1
Other current liabilities	792.7	947.4
TOTAL CURRENT LIABILITIES	1,195.9	1,483.9
LONG-TERM DEBT	1,715.0	1,444.7
POSTRESTIREMENT BENEFITS	760.4	669.4
OTHER LONG-TERM LIABILITIES	524.8	460.5
STOCKHOLDERS’ EQUITY
Common stock (outstanding: December 31, 2009 – 61,645,196 shares; December 31, 2008 – 60,092,726 shares)	30.8	30.0
Capital in excess of par value	119.1	14.3
Retained earnings	1,622.0	1,536.8
Accumulated other comprehensive income (loss)	(472.8)	(456.3)
TOTAL STOCKHOLDERS’ EQUITY	1,299.1	1,124.8
	$5,495.2	$5,183.3

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
(DOLLARS IN MILLIONS EXCEPT PER SHARE DATA)

	OUTSTANDING COMMON SHARES	PAR VALUE	CAPITAL IN EXCESS OF PAR VALUE	RETAINED EARNINGS	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)	TOTAL STOCKHOLDERS’ EQUITY
BALANCE AT DECEMBER 31, 2006	66,734,843	$33.4	$—	$1,473.0	$(342.8)	$1,163.6
Comprehensive income (loss):
Net earnings	—	—	—	518.1	—	518.1
Net loss on derivative instruments (net of tax)	—	—	—	—	(25.4)	(25.4)
Minimum pension liability adjustment (net of tax)	—	—	—	—	161.0	161.0
Foreign currency translation adjustments, less effect of hedging activities (net of tax)	—	—	—	—	83.2	83.2
Amortization of actuarial losses and prior service cost (net of tax)	—	—	—	—	25.7	25.7
Comprehensive income	—	—	—	518.1	244.5	762.6
Cumulative effect of adopting the new accounting standard relating to uncertain tax positions	—	—	—	(7.3)	—	(7.3)
Cash dividends on common stock ($1.68 per share)	—	—	—	(108.6)	—	(108.6)
Common stock issued under stock-based plans (net of forfeitures)	1,666,123.8		109.0	—	—	109.8
Purchase and retirement of common stock	(5,477,243)	(2.7)	(82.0)	(376.7)	—	(461.4)
BALANCE AT DECEMBER 31, 2007	62,923,723	31.5	27.0	1,498.5	(98.3)	1,458.7
Comprehensive income (loss):
Net earnings	—	—	—	293.6	—	293.6
Net gain on derivative instruments (net of tax)	—	—	—	—	83.5	83.5
Minimum pension liability adjustment (net of tax)	—	—	—	—	(284.2)	(284.2)
Foreign currency translation adjustments, less effect of hedging activities (net of tax)	—	—	—	—	(172.1)	(172.1)
Amortization of actuarial losses and prior service cost (net of tax)	—	—	—	—	14.8	14.8
Comprehensive income (loss)	—	—	—	293.6	(358.0)	(64.4)
Adoption of new accounting standard requiring a year- end measurement date for defined benefit pension and other postretirement benefit plans (net of tax)	—	—	—	(5.1)	—	(5.1)
Cash dividends on common stock ($1.68 per share)	—	—	—	(101.8)	—	(101.8)
Common stock issued under stock-based plans (net of forfeitures)	305,647.1		39.6	—	—	39.7
Purchase and retirement of common stock	(3,136,644)	(1.6)	(52.3)	(148.4)	—	(202.3)
BALANCE AT DECEMBER 31, 2008	60,092,726	30.0	14.3	1,536.8	(456.3)	1,124.8
Comprehensive income (loss):
Net earnings	—	—	—	132.5	—	132.5
Net loss on derivative instruments (net of tax)	—	—	—	—	(53.4)	(53.4)
Minimum pension liability adjustment (net of tax)	—	—	—	—	(66.8)	(66.8)
Foreign currency translation adjustments, less effect of hedging activities (net of tax)	—	—	—	—	88.4	88.4
Amortization of actuarial losses and prior service cost (net of tax)	—	—	—	—	15.3	15.3
Comprehensive income (loss)	—	—	—	132.5	(16.5)	116.0
Cash dividends on common stock ($.78 per share)	—	—	—	(47.3)	—	(47.3)
Common stock issued under stock-based plans (net of forfeitures)	1,799,668.9		118.1	—	—	119.0
Purchase and retirement of common stock	(247,198)	(.1)	(13.3)	—	—	(13.4)
BALANCE AT DECEMBER 31, 2009	61,645,196	$30.8	$119.1	$1,622.0	$(472.8)	$1,299.1

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENT OF CASH FLOWS
THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
(MILLIONS OF DOLLARS)

YEAR ENDED DECEMBER 31,	2009	2008	2007
OPERATING ACTIVITIES
Net earnings	$132.5	$293.6	$518.1
Adjustments to reconcile net earnings to cash flow from operating activities:
Non-cash charges and credits:
Depreciation and amortization	128.0	136.6	143.4
Stock-based compensation	69.8	29.1	25.9
Amortization of actuarial losses and prior service costs	15.3	14.8	25.7
Settlement of income tax litigation	—	—	(153.4)
Restructuring and exit costs	11.9	54.7	19.0
Other	(7.5)	.3	.5
Changes in selected working capital items (net of effects of businesses acquired):
Trade receivables	127.2	132.5	99.4
Inventories	273.3	67.9	(32.0)
Trade accounts payable	(53.1)	(47.9)	32.6
Other current liabilities	(102.2)	(141.8)	33.3
Restructuring spending	(39.8)	(25.3)	(1.0)
Other assets and liabilities	(69.8)	(89.1)	14.4
CASH FLOW FROM OPERATING ACTIVITIES	485.6	425.4	725.9
INVESTING ACTIVITIES
Capital expenditures	(63.1)	(98.8)	(116.4)
Proceeds from disposal of assets	3.2	20.4	13.0
Purchase of businesses, net of cash acquired	—	(25.7)	—
Cash outflow associated with purchase of previously acquired business	(1.4)	—	—
Cash inflow from hedging activities	196.0	72.4	2.0
Cash outflow from hedging activities	(38.2)	(29.7)	(47.4)
Other investing activities, net	—	—	(1.0)
CASH FLOW FROM INVESTING ACTIVITIES	96.5	(61.4)	(149.8)
FINANCING ACTIVITIES
Net (decrease) increase in short-term borrowings	(84.3)	(246.0)	68.8
Proceeds from issuance of long-term debt (net of debt issue costs of $2.7 for 2009 and $.3 for 2008)	343.1	224.7	—
Payments on long-term debt	(50.1)	(.2)	(150.3)
Purchase of common stock	(13.4)	(202.3)	(461.4)
Issuance of common stock	62.6	8.6	83.3
Cash dividends	(47.3)	(101.8)	(108.6)
CASH FLOW FROM FINANCING ACTIVITIES	210.6	(317.0)	(568.2)
Effect of exchange rate changes on cash	12.7	(23.9)	13.5
INCREASE IN CASH AND CASH EQUIVALENTS	805.4	23.1	21.4
Cash and cash equivalents at beginning of year	277.8	254.7	233.3
CASH AND CASH EQUIVALENTS AT END OF YEAR	$1,083.2	$277.8	$254.7

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THE BLACK & DECKER CORPORATION AND SUBSIDIARIES

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The Consolidated Financial Statements include the accounts of the Corporation and its subsidiaries. Intercompany transactions have been eliminated.

Reclassifications: Certain prior years’ amounts in the Consolidated Financial Statements have been reclassified to conform to the presentation used in 2009.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results inevitably will differ from those estimates, and such differences may be material to the financial statements.

Revenue Recognition: Revenue from sales of products is recognized when title passes, which occurs either upon shipment or upon delivery based upon contractual terms. The Corporation recognizes customer program costs, including customer incentives such as volume or trade discounts, cooperative advertising and other sales related discounts, as a reduction to sales.

Foreign Currency Translation: The financial statements of subsidiaries located outside of the United States, except those subsidiaries operating in highly inflationary economies, generally are measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date. The resultant translation adjustments are included in accumulated other comprehensive income (loss), a separate component of stockholders’ equity. Income and expense items are translated at average monthly rates of exchange. Gains and losses from foreign currency transactions of these subsidiaries are included in net earnings. For subsidiaries operating in highly inflationary economies, gains and losses from balance sheet translation adjustments are included in net earnings.

Cash and Cash Equivalents: Cash and cash equivalents include cash on hand, demand deposits, and short-term investments with maturities of three months or less from the date of acquisition.

Concentration of Credit: The Corporation sells products to customers in diversified industries and geographic regions and, therefore, has no significant concentrations of credit risk other than with two major customers. As of December 31, 2009, approximately 27% of the Corporation’s trade receivables were due from two large home improvement retailers.

The Corporation continuously evaluates the credit-worthiness of its customers and generally does not require collateral.

Inventories: Inventories are stated at the lower of cost or market. The cost of United States inventories is based primarily on the last-in, first-out (LIFO) method; all other inventories are based on the first-in, first-out (FIFO) method.

Property and Depreciation: Property, plant, and equipment is stated at cost. Depreciation is computed generally on the straight-line method. Estimated useful lives range from 10 years to 50 years for buildings and 3 years to 15 years for machinery and equipment. The Corporation capitalizes improvements that extend the useful life of an asset. Repair and maintenance costs are expensed as incurred.

Goodwill and Other Intangible Assets: Goodwill represents the excess of the cost of an acquired entity over the net of the amounts assigned to assets acquired and liabilities assumed. Goodwill and intangible assets deemed to have indefinite lives are not amortized, but are subject to an impairment test on an annual basis, or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Other intangible assets are amortized over their estimated useful lives.

The Corporation assesses the fair value of its reporting units for its goodwill impairment tests based upon a discounted cash flow methodology. The identification of reporting units begins at the operating segment level – in the Corporation’s case, the Power Tools and Accessories segment, the Hardware and Home Improvement segment, and the Fastening and Assembly Systems segment – and considers whether operating components one level below the segment level should be identified as reporting units for purposes of goodwill impairment tests if certain conditions exists. The conditions include, among other factors, (i) the extent to which an operating component represents a business (that is, the operating component contains all of the inputs and processes necessary for it to continue to conduct normal operations if transferred from the segment) and (ii) the disaggregation of economically dissimilar operating components within a segment. The Corporation has determined that its reporting units, for purposes of its goodwill impairment tests, represent its operating segments, except with respect to its Hardware and Home Improvement segment for which its reporting units are the plumbing products and security hardware businesses. Goodwill is allocated to each reporting unit at the time of a business acquisition and is adjusted upon finalization of the purchase price of an acquisition.

The discounted cash flow methodology utilized by the Corporation to assess the fair value of its reporting units for its goodwill impairment tests is based upon estimated future cash flows – which are based upon historical results and current projections – and are discounted at a rate corresponding to a market rate. If the carrying amount of the reporting unit exceeds the estimated fair value determined through that discounted cash flow methodology, goodwill impairment may be present. The Corporation would measure the goodwill impairment loss based upon the fair value of the reporting unit, including any unrecognized intangible assets, and estimate the implied fair value of goodwill. An impairment loss would be recognized to the extent that a reporting unit’s recorded goodwill exceeded the implied fair value of goodwill.

The Corporation performed its annual impairment test in the fourth quarters of 2009, 2008, and 2007. No impairment was present upon performing these impairment tests. The Corporation cannot predict the occurrence of certain events that might adversely affect the reported value of goodwill. Such events may include, but are not limited to, strategic decisions made in response to economic and competitive conditions, the impact of the economic environment on the Corporation’s customer base, or a material negative change in its relationships with significant customers.

Product Development Costs: Costs associated with the development of new products and changes to existing products are charged to operations as incurred. Product development costs were $127.8 million in 2009, $146.0 million in 2008, and $150.9 million in 2007.

Shipping and Handling Costs: Shipping and handling costs represent costs associated with shipping products to customers and handling finished goods. Included in selling, general, and administrative expenses are shipping and handling costs of $240.0 million in 2009, $315.1 million in 2008, and $340.6 million in 2007. Freight charged to customers is recorded as revenue.

Advertising and Promotion: Advertising and promotion expense, which is expensed as incurred, was $114.9 million in 2009, $162.6 million in 2008, and $199.2 million in 2007.

Product Warranties: Most of the Corporation’s products in the Power Tools and Accessories segment and Hardware and Home Improvement segment carry a product warranty. That product warranty, in the United States, generally provides that customers can return a defective product during the specified warranty period following purchase in exchange for a replacement product or repair at no cost to the consumer. Product warranty arrangements outside the United States vary depending upon local market conditions and laws and regulations. The Corporation accrues an estimate of its exposure to warranty claims based upon both current and historical product sales data and warranty costs incurred.

Stock-Based Compensation: The Corporation recognizes stock-based compensation expense – the cost of employee services in exchange for awards of equity instruments – based on the grant-date fair value of those awards. Stock-based compensation expense is recognized on a straight-line basis over the requisite service period of the award, which is generally the vesting period. Stock-based compensation expense is reflected in the Consolidated Statement of Earnings in selling, general, and administrative expenses. The fair value of stock options is determined using the Black-Scholes option valuation model, which incorporates assumptions surrounding expected volatility, dividend yield, the risk-free interest rate, expected option life, and the exercise price compared to the stock price on the grant date. The volatility assumptions utilized in determining the fair value of stock options granted after 2005, are based upon the average of historical and implied volatility. The volatility assumptions utilized in determining the fair value of stock options granted before 2005, are based upon historical volatility. The Corporation determined the estimated expected life of options based on a weighted average of the average period of time from grant date to exercise date, the average period of time from grant date to cancellation date after vesting, and the mid-point of time to expiration for outstanding vested options. The Corporation determines the fair value of the Corporation’s restricted stock and restricted stock units based on the fair value of its common stock at the date of grant.

Cash flows resulting from the tax benefits of tax deductions in excess of the compensation cost recognized for share-based arrangements are classified as financing cash flows.

Postretirement Benefits: Pension plans, which cover substantially all of the Corporation’s employees in North America (if hired before 2007), the United Kingdom (if hired before 2005), and Europe consist primarily of non-contributory defined benefit plans. The defined benefit plans are funded in conformity with the funding requirements of applicable government regulations. Generally, benefits are based on age, years of service, and the level of compensation during the final years of employment. Prior service costs for defined benefit plans generally are amortized over the estimated remaining service periods of employees.

Certain employees are covered by defined contribution plans. The Corporation’s contributions to these plans are generally based on a percentage of employee compensation or employee contributions. These plans are funded on a current basis.

In addition to pension benefits, certain postretirement medical, dental, and life insurance benefits are provided to most United States retirees who retired before 1994. Most current United States employees (if hired before 2005) are eligible for postretirement medical and dental benefits from their date of retirement to age 65. The postretirement medical benefits are contributory and include certain cost-sharing features, such as deductibles and co-payments. Retirees in other countries generally are covered by government-sponsored programs.

The Corporation recognizes the overfunded or underfunded status of its defined benefit postretirement plans as an asset or a liability in the balance sheet, with changes in the funded status recorded through comprehensive income in the year in which those changes occur.

Effective December 31, 2008, the Corporation adopted a new accounting standard that requires the funded status be measured as of an entity’s year-end balance sheet date rather than as of an earlier date as previously permitted. Prior to December 31, 2008, the Corporation used a measurement date of September 30 for the majority of its defined benefit pension and postretirement plans. Effective December 31, 2008, the Corporation uses a measurement date of December 31 for its defined benefit pension and postretirement plans. The adoption of the year-end measurement date requirement of as of December 31, 2008, resulted in a charge to retained earnings of $5.1 million, an increase in deferred tax assets of $.7 million, an increase in pension assets of $.6 million, an increase in pension liabilities of $3.2 million, and an increase in accumulated other comprehensive income of $3.2 million.

The expected return on plan assets is determined using the expected rate of return and a calculated value of plan assets referred to as the market-related value of plan assets. Differences between assumed and actual returns are amortized to the market-related value of assets on a straight-line basis over five years.

The Corporation uses the corridor approach in the valuation of defined benefit plans and other postretirement benefits. The corridor approach defers all actuarial gains and losses resulting from variances between actual results and economic estimates or actuarial assumptions. For defined benefit pension plans, these unrecognized gains and losses are amortized when the net gains and losses exceed 10% of the greater of the market-related value of plan assets or the projected benefit obligation at the beginning of the year. For other postretirement benefits, amortization occurs when the net gains and losses exceed 10% of the accumulated postretirement benefit obligation at the beginning of the year. The amount in excess of the corridor is amortized over the average remaining service period to retirement date of active plan participants or, for retired participants, the average remaining life expectancy.

Environmental Liabilities: The Corporation accrues for its environmental remediation costs, including costs of required investigation, remedial activities, and post-remediation operating and maintenance, when it is probable that a liability has been incurred and the amount can be reasonably estimated. For matters associated with properties currently operated by the Corporation, the Corporation makes an assessment as to whether an investigation and remediation would be required under applicable federal and state laws. For matters associated with properties previously sold or operated by the Corporation, the Corporation considers any applicable terms of sale and applicable federal and state laws to determine if it has any remaining liability. For environmental remediation matters, the most likely cost to be incurred is accrued based on an evaluation of currently available facts with respect to each individual site, including current laws and regulations, remedial activities under consideration, and prior remediation experience. Where no amount within a range of estimates is considered by the Corporation as more likely to occur than another, the minimum amount is accrued. In establishing an accrual for environmental remediation costs at sites with multiple potentially responsible parties, the Corporation considers its likely proportionate share of the anticipated remediation costs and the ability of other parties to fulfill their obligations. Environmental liabilities are not discounted. When future liabilities are determined to be reimbursable by insurance coverage, a receivable is recorded related to the insurance reimbursement when reimbursement is virtually certain. As more fully disclosed in Note 21, the uncertain nature inherent in estimating the costs of such environmental remediation and the possibility that current estimates may not reflect the final outcome could result in the recognition of additional expenses in future periods.

Derivative Financial Instruments: The Corporation is exposed to certain market risks arising from its business operations. With products and services marketed in over 100 countries and with manufacturing sites in 12 countries, the Corporation is exposed to risks arising from changes in foreign currency rates. Also, the materials used in the manufacturing of the Corporation’s products, which include certain components and raw materials, are subject to price volatility. These component parts and raw materials are principally subject to market risk associated with changes in the price of nickel, steel, resins, copper, aluminum, and zinc. The Corporation is also exposed to market risks associated with changes in interest rates. The primary risks managed by derivative instruments are foreign currency exchange risk, commodity price risk, and interest rate risk. The Corporation also manages each of these risks using methods other than derivative instruments. The Corporation does not utilize derivatives that contain leverage features.

Derivative instruments are recognized as either assets or liabilities in the Consolidated Balance Sheet at fair value. On the date on which the Corporation enters into a derivative, the derivative is generally designated as a hedge of the identified exposure. The Corporation formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. In this documentation, the Corporation specifically identifies the asset, liability, firm commitment, forecasted transaction, or net investment that has been designated as the hedged item and states how the hedging instrument is expected to reduce the risks related to the hedged item.  The Corporation measures effectiveness of its hedging relationships both at hedge inception and on an ongoing basis. The Corporation enters into certain derivatives that are not designated as a hedge of the identified exposures; however, these derivatives are believed to be hedges of the underlying economic exposure.

Cash Flow Hedging Strategy. For each derivative instrument that is designated and qualifies as a cash flow hedge, the effective portion of the gain or loss on the derivative instrument is reported as a component of accumulated other comprehensive income (loss) and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of future cash flows of the hedged item, if any, is recognized in current earnings during the period of change. For hedged forecasted transactions, hedge accounting is discontinued if the forecasted transaction is no longer probable of occurring, in which case previously deferred hedging gains or losses would be recorded to earnings immediately.

The fair value of foreign currency-related derivatives are generally included in the Consolidated Balance Sheet in other current assets, other assets, other current liabilities, and other long-term liabilities. The earnings impact of cash flow hedges relating to forecasted purchases of inventory is reported in cost of goods sold to match the underlying transaction being hedged.

The earnings impact of cash flow hedges relating to the variability in cash flows associated with foreign currency-denominated assets and liabilities is reported in cost of goods sold, selling, general, and administrative expenses, or other expense (income), depending on the nature of the assets or liabilities being hedged. The amounts deferred in accumulated other comprehensive income (loss) associated with these instruments generally relate to foreign currency spot-rate to forward-rate differentials and are recognized in earnings over the term of the hedge. The discount or premium relating to cash flow hedges associated with foreign currency-denominated assets and liabilities is recognized in net interest expense over the life of the hedge.

Forward contracts on various foreign currencies are entered into to manage the foreign currency exchange risk associated with forecasted sale or purchase of product manufactured in a currency different than that of the selling subsidiary. The objective of the hedges is to reduce the variability of cash flows associated with the receipt or payment of those foreign currency risks. When the functional currency of the selling subsidiary weakens against the exposed currency, the increase in the present value of the future foreign currency cash flow associated with the purchase of product is offset by gains in the fair value of the forward contract designated as hedged. Conversely, when the functional currency of the selling subsidiary strengthens against the exposed currency, the decrease in the present value of the future foreign currency cash flow associated with the purchase of product is offset by losses in the fair value of the forward contract designated as hedged. The Corporation may also manage this foreign currency exchange risk through the use of options. No options to buy or sell currencies were outstanding at December 31, 2009.

The following table summarizes the contractual amounts of forward exchange contracts as of December 31, 2009 and 2008, in millions of dollars, which were entered into to hedge forecasted purchases, including details by major currency as of December 31, 2009. Foreign currency amounts were translated at current rates as of the reporting date. The “Buy” amounts represent the United States dollar equivalent of commitments to purchase currencies, and the “Sell” amounts represent the United States dollar equivalent of commitments to sell currencies.

AS OF DECEMBER 31, 2009	BUY	SELL
United States dollar	$243.9	$(6.9)
Pound sterling	—	(35.1)
Euro	60.6	(163.5)
Canadian dollar	—	(77.3)
Australian dollar	—	(13.3)
Czech koruna	14.9	—
Swedish krona	—	(13.2)
Norwegian krone	—	(8.1)
Other	7.4	(12.7)
Total	$326.8	$(330.1)

AS OF DECEMBER 31, 2008
Total	$583.2	$(518.3)

Forward contracts on various foreign currencies are also entered into to manage the foreign currency exchange risk associated with foreign currency denominated assets, liabilities, and firm commitments. The objective of the hedges is to reduce the variability of cash flows associated with the receipt or payment of those foreign currency risks. When the functional currency of the selling subsidiary weakens against the exposed currency, the increase in the present value of the future foreign currency cash flow associated with the future receipt or payment of the foreign currency denominated asset or liability is offset by gains in the fair value of the forward contract designated as hedged. Conversely, when the functional currency of the selling subsidiary strengthens against the exposed currency, the decrease in the future receipt or payment of the foreign currency denominated asset or liability is offset by losses in the fair value of the forward contract designated as hedged.

The following table summarizes the contractual amounts of forward exchange contracts as of December 31, 2009 and 2008, in millions of dollars, which were entered into to hedge foreign currency denominated assets, liabilities, and firm commitments, including details by major currency as of December 31, 2009. Foreign currency amounts were translated at current rates as of the reporting date. The “Buy” amounts represent the United States dollar equivalent of commitments to purchase currencies, and the “Sell” amounts represent the United States dollar equivalent of commitments to sell currencies.

AS OF DECEMBER 31, 2009	BUY	SELL
United States dollar	$1,425.1	$(2,863.8)
Pound sterling	1,838.4	(537.7)
Euro	1,009.9	(750.2)
Canadian dollar	22.9	(64.5)
Czech koruna	—	(5.1)
Japanese yen	—	(31.4)
Swedish krona	95.0	(73.7)
New Zealand dollar	22.5	(11.2)
Swiss franc	1.2	(16.9)
Norwegian krone	—	(4.4)
Danish krone	.8	(34.3)
Other	5.6	(25.1)
Total	$4,421.4	$(4,418.3)

AS OF DECEMBER 31, 2008
Total	$2,261.4	$(2,434.2)

The Corporation’s foreign currency derivatives are designated to, and generally are denominated in the currencies of, the underlying exposures. Some of the forward exchange contracts involve the exchange of two foreign currencies according to the local needs of the subsidiaries. Some natural hedges also are used to mitigate risks associated with transaction and forecasted exposures. The Corporation also responds to foreign exchange movements through various means, such as pricing actions, changes in cost structure, and changes in hedging strategies.

The Corporation has entered into forward contracts on certain commodities – principally zinc and copper – to manage the price risk associated with the forecasted purchases of materials used in the manufacturing of the Corporation’s products. The objective of the hedge is to reduce the variability of cash flows associated with the forecasted purchase of those commodities. The Corporation had the following notional amounts of commodity contracts outstanding (in millions of pounds).

AS OF DECEMBER 31,	2009	2008
Zinc	7.3	13.7
Copper	1.6	3.3

Fair Value Hedging Strategy. For each derivative instrument that is designated and qualifies as a fair value hedge, the gain or loss on the derivative instrument as well as the offsetting loss or gain on the hedged item attributable to the hedged risk are recognized in the same line item associated with the hedged item in current earnings during the period of the change in fair values. The Corporation manages its interest rate risk, primarily through the use of interest rate swap agreements, in order to achieve a cost-effective mix of fixed and variable rate indebtedness. It seeks to issue debt opportunistically, whether at fixed or variable rates, at the lowest possible costs. The Corporation may, based upon its assessment of the future interest rate environment, elect to manage its interest rate risk associated with changes in the fair value of its indebtedness through the use of interest rate swaps. The interest rate swap agreements utilized by the Corporation effectively modify the Corporation’s exposure to interest rates by converting the Corporation’s fixed-rate debt, to the extent it has been swapped, to a floating rate. The Corporation has designated each of its outstanding interest rate swap agreements as fair value hedges of the underlying fixed rate obligation. The fair value of the interest rate swap agreements is recorded in other current assets, other assets, other current liabilities, or other long-term liabilities with a corresponding increase or decrease in the fixed rate obligation. The changes in the fair value of the interest rate swap agreements and the underlying fixed rate obligations are recorded as equal and offsetting unrealized gains and losses in interest expense in the Consolidated Statement of Earnings. Gains or losses resulting from the early termination of interest rate swaps are deferred as an increase or decrease to the carrying value of the related debt and amortized as an adjustment to the yield of the related debt instrument over the remaining period originally covered by the swap.

As of December 31, 2009 and 2008, the total notional amount of the Corporation’s portfolio of fixed-to-variable interest rate swap instruments was $325.0 million, respectively.

Net Investment Hedging Strategy. For derivatives that are designated and qualify as hedges of net investments in subsidiaries located outside the United States, the gain or loss (net of tax) is reported in accumulated other comprehensive income (loss) as part of the cumulative translation adjustment to the extent the derivative is effective. Any ineffective portion of net investment hedges are recognized in current earnings. Amounts due from or to counterparties are included in other current assets or other current liabilities. The objective of the hedge is to protect the value of the Corporation’s investment in its foreign subsidiaries.

As of December 31, 2009 and 2008, the total notional amount of the Corporation’s net investment hedges consisted of contracts to sell the British Pound Sterling in the amount of £753.2 million and £383.8 million, respectively.

Other Hedging Strategy. For derivative instruments not designated as hedging instruments, the gain or loss is recognized in current earnings during the period of change. The notional amounts of derivative instruments not designated as hedging instruments at December 31, 2009 and 2008, were not material.

Credit Exposure. The Corporation is exposed to credit-related losses in the event of nonperformance by counterparties to certain derivative financial instruments. The Corporation monitors the creditworthiness of the counterparties and presently does not expect default by any of the counterparties. The Corporation does not obtain collateral in connection with its derivative financial instruments.

The credit exposure that results from interest rate and foreign exchange contracts is the fair value of contracts with a positive fair value as of the reporting date. Some derivatives are not subject to credit exposures. The fair value of all financial instruments is summarized in Note 11.

Fair Value Measurements: Effective January 1, 2008, the Corporation adopted a new accounting standard that defined fair value, established a framework for measuring fair value, and expanded disclosures about fair value measurements. This standard clarified how to measure fair value as permitted under other accounting pronouncements but did not require any new fair value measurements. In February 2008, the FASB adopted a one-year deferral of the fair value measurement and disclosure requirements for non-financial assets and liabilities, except for those that are recognized and disclosed at fair value in the financial statements on at least an annual basis.

The Corporation adopted the fair value measurement and disclosure requirements for measuring financial assets and liabilities and non-financial assets and liabilities that are recognized at fair value in the financial statements on at least an annual basis as of January 1, 2008. The Corporation adopted the fair value measurement and disclosure requirements for non-financial assets and liabilities as of January 1, 2009.

The fair value accounting standard defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. That fair value accounting standard also establishes a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

•    Level 1 – Quoted prices in active markets for identical assets or liabilities.

•    Level 2 – Observable inputs other than quoted market prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•    Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

Income Taxes: The provision for income taxes is determined using the asset and liability approach. Under this approach, deferred income taxes represent the expected future tax consequences of temporary differences between the carrying amounts and tax basis of assets and liabilities. Valuation allowances are recorded to reduce the deferred tax assets to an amount that will more likely than not be realized. No provision is made for the U.S. income taxes on the undistributed earnings of wholly-owned foreign subsidiaries as substantially all such earnings are permanently reinvested, or will only be repatriated when possible to do so at minimal additional tax cost.

Effective January 1, 2007, the Corporation adopted a new accounting standard that provided guidance for the recognition, derecognition and measurement in financial statements of tax positions taken in previously filed tax returns or tax positions expected to be taken in tax returns. The Corporation recognizes the financial statement impact of a tax position when it is more likely than not that the position will be sustained upon examination. If the tax position meets the more-likely-than-not recognition threshold, the tax effect is recognized at the largest amount of the benefit that is greater than fifty percent likely of being realized upon ultimate settlement. The Corporation recognizes a liability created for unrecognized tax benefits as a separate liability that is not combined with deferred tax liabilities or assets. The Corporation recognizes interest and penalties related to tax uncertainties as income tax expense. The impact of the adoption of that new accounting standard for tax positions is more fully disclosed in Note 12.

Earnings per Share: The Corporation calculates basic net earnings per share using the weighted-average number of common shares outstanding during the period. Diluted net earnings per share is computed using the weighted-average number of common shares and dilutive potential commons shares outstanding during the period. Dilutive potenital common shares, which primarily consist of stock options, restricted stock and restricted stock units, are determined under the treasury stock method.

Effective January 1, 2009, the Corporation adopted a new accounting standard that clarifies whether instruments grated in share-based payment transactions should be included in the computation of earnings per share using the two-class method prior to vesting. See Note 15 for application of the two-class method to the Corporation’s share-based plans. The new accounting standard requires that all prior-period earnings per share presented be adjusted retrospectively. Accordingly, basic and diluted earnings per share for the year ended December 31, 2008, have been adjusted to $4.83 and $4.77, respectively, from $4.91 and $4.82, respectively. Basic and diluted earnings per share for the year ended December 31, 2007, have been adjusted to $7.96 and $7.78, respectively, from $8.06 and $7.85, respectively.

Subsequent Events: The Corporation has evaluated subsequent events through February 19, 2010, the date of issuance of these financial statements, and determined that: (i) no subsequent events have occurred that would require recognition in its consolidated financial statements for the year ended December 31, 2009; and (ii) no other subsequent events have occurred that would require disclosure in the notes thereto.

NOTE 2: DEFINITIVE MERGER AGREEMENT

On November 2, 2009, the Corporation announced that it had entered into a definitive merger agreement to create Stanley Black & Decker, Inc. in an all-stock transaction. Under the terms of the transaction, which has been approved by the Boards of Directors of both the Corporation and The Stanley Works, the Corporation’s shareholders will receive a fixed ratio of 1.275 shares of The Stanley Works common stock for each share of the Corporation’s common stock that they own. Consummation of the transaction is subject to customary closing conditions, including obtaining certain regulatory approvals as well as shareholder approval from the shareholders of both the Corporation and The Stanley Works.

On December 29, 2009, the Corporation announced that the Hart-Scott-Rodino antitrust review period had expired. The expiration of the Hart-Scott-Rodino antitrust review period satisfies one of the conditions to the closing of the transaction. On February 2, 2010, the Corporation and The Stanley Works announced that both companies will hold special shareholder meetings on March 12, 2010, to vote on the combination of their businesses. In connection with the proposed transaction, The Stanley Works has filed with the Securities and Exchange Commission (SEC) a Registration Statement on Form S-4 (File No. 333-163509) that includes a joint proxy statement of Stanley and the Corporation that also constitutes a prospectus of Stanley. The joint proxy statement of both the Corporation and The Stanley Works was mailed to shareholders commencing on or about Febuary 4, 2010. Investors and security holders are urged to read the joint proxy statement/prospectus and any other relevant documents filed with the SEC because they contain important information. The Corporation and The Stanley Works expect that closing of the proposed transaction will occur on March 12, 2010.

The provisions of the definitive merger agreement provide for a termination fee, in the amount of $125 million, to be paid by either the Corporation or by The Stanley Works under certain circumstances, including circumstances in which the Board of Directors of The Stanley Works or the Corporation withdraw or modify adversely their recommendation of the proposed transaction.

The Corporation recognized merger-related expenses of $58.8 million for the year ended December 31, 2009, for the matters described in the following paragraphs.

Approval of the definitive merger agreement by the Corporation’s Board of Directors constituted a “change in control” as defined in certain agreements with employees. That “change in control” resulted in the following events, all of which were recognized in the Corporation’s financial statements for the year ended December 31, 2009:

i.	Under the terms of two restricted stock plans, all restrictions lapsed on outstanding, but non-vested, restricted stock and restricted stock units, except for those held by the Corporation’s Chairman, President, and Chief Executive Officer. As a result of that lapse, the Corporation recognized previously unrecognized compensation expense in the amount of approximately $33.0 million, restrictions lapsed on 479,034 restricted shares, and the Corporation issued 311,963 shares in satisfaction of the restricted units (those 311,963 shares were net of 166,037 shares withheld to satisfy employee tax withholding requirements). In addition, the Corporation repurchased 186,326 shares, representing shares with a fair value equal to amounts necessary to satisfy employee tax withholding requirements on the 479,034 restricted shares on which restrictions lapsed.

ii.
Under the terms of severance agreements with 19 of its key employees, all unvested stock options held by those individuals, aggregating approximately 1.1 million options, immediately vested. As a result, the Corporation recognized previously unrecognized compensation expense associated with those options in the amount of approximately $9.3 million.

iii.
Under the terms of The Black & Decker Supplemental Executive Retirement Plan, which covers six key employees, the participants became fully vested. As a result, the Corporation recognized additional pension expense of approximately $5.3 million.

The events described in paragraphs i. through iii. above were recognized in the Corporation’s financial statements for the year ended December 31, 2009, as the approval of the definitive merger agreement by the Corporation’s Board of Directors on November 2, 2009, constituted a “change in control” under certain agreements with employees and resulted in the occurrence—irrespective of whether or not the proposed merger is ultimately consummated—of those events. Additional payments upon a change in control—that are solely payable upon consummation of the proposed merger or termination of certain employees—will not be recognized in the Corporation’s financial statements until: (1) consummation of the proposed merger, which is subject to customary closing conditions, including obtaining certain regulatory approvals, as well as shareholder approval from the shareholders of both the Corporation and The Stanley Works, and therefore cannot be considered probable until such approvals are obtained; or (2) if prior to consummation of the proposed merger, the Corporation reaches a determination to terminate an affected employee, irrespective of whether the proposed merger is consummated.

On November 2, 2009, the Corporation’s Board of Directors amended the terms of The Black & Decker 2008 Executive Long-Term Incentive/Retention Plan to remove the provision whereby cash payouts under the plan are adjusted upward or downward proportionately to the extent that the Corporation’s common stock exceeds or is less than $67.78. As a result of this modification, the Corporation recognized additional compensation expense of $2.8 million in its financial statements for the year ended December 31, 2009.

The Corporation also expects that it will incur fees for various advisory, legal, and accounting services, as well as other expenses, associated with the proposed merger. The Corporation estimates that these outside service fees and other expenses, which will be expensed as incurred, will approximate $25 million, of which approximately $8.4 million of expenses were recognized in the year ended December 31, 2009. The anticipated $25 million of outside service fees includes approximately $10.5 million of fees that are only payable upon consummation of the proposed merger. The Corporation’s estimate of outside service fees is based upon current forecasts of expected service activity. There is no assurance that the amount of these fees could not increase significantly in the future if circumstances change.

NOTE 3: ACQUISITIONS

Effective September 9, 2008, the Corporation acquired Spiralock Corporation (Spiralock) for a cash purchase price of $24.1 million. During 2009, the Corporation received a $.2 million reduction to that purchase price based upon changes in the net assets of Spiralock as of the closing date. The addition of Spiralock to the Corporation’s Fastening and Assembly Systems segment allows the Corporation to offer customers a broader range of products.

The allocation of the purchase price resulted in the recognition of $13.6 million of goodwill primarily related to the anticipated future earnings and cash flows of Spiralock. The transaction also generated $10.2 million of finite-lived intangible assets that will be amortized over 15 years. These intangible assets are reflected in other assets in the Consolidated Balance Sheet. The Corporation does not believe that the goodwill and intangible assets recognized will be deductible for income tax purposes.

The Corporation also acquired another business during 2008, included in the Corporation’s Power Tools and Accessories segment, for a purchase price of $3.8 million. Of that purchase price, $1.6 million was paid in 2008, $1.6 million was paid in 2009 and the remainder will be paid in 2010.

The financial position and results of operations associated with these acquisitions have been included in the Corporation’s Consolidated Balance Sheet and Statement of Earnings since the date of acquisition.

NOTE 4: INVENTORIES

The classification of inventories at the end of each year, in millions of dollars, was as follows:

	2009	2008
FIFO cost
Raw materials and work-in-process	$195.7	$263.9
Finished products	593.3	783.8
	789.0	1,047.7
Adjustment to arrive at LIFO inventory value	(11.9)	(23.5)
	$777.1	$1,024.2

The cost of United States inventories stated under the LIFO method was approximately 44% of the value of total inventories at December 31, 2009 and 2008.

NOTE 5: PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment at the end of each year, in millions of dollars, consisted of the following:

	2009	2008
Property, plant, and equipment at cost:
Land and improvements	$40.9	$41.3
Buildings	299.6	299.7
Machinery and equipment	1,252.2	1,288.9
	1,592.7	1,629.9
Less accumulated depreciation	1,119.3	1,102.0
	$473.4	$527.9

Depreciation expense was $116.3 million, $125.2 million, and $132.6 million for the years ended December 31, 2009, 2008, and 2007, respectively.

NOTE 6: GOODWILL AND OTHER IDENTIFIED INTANGIBLE ASSETS

The changes in the carrying amount of goodwill by reportable business segment, in millions of dollars, were as follows:

	POWER TOOLS & ACCESSORIES	HARDWARE & HOME IMPROVEMENT	FASTENING & ASSEMBLY SYSTEMS	TOTAL
Balance at January 1, 2008	$436.4	$464.4	$312.1	$1,212.9
Acquisition	—	—	13.9	13.9
Currency translation adjustment	(3.5)	(1.0)	.9	(3.6)
Balance at December 31, 2008	432.9	463.4	326.9	1,223.2
Activity associated with prior year acquisition	—	—	(.3)	(.3)
Currency translation adjustment	3.2	.7	3.2	7.1
Balance at December 31, 2009	$436.1	$464.1	$329.8	$1,230.0

The carrying amount of acquired intangible assets included in other assets at the end of each year, in millions of dollars, was as follows:

	2009	2008
Customer relationships (net of accumulated amortization of $21.4 in 2009 and $15.7 in 2008)	$51.2	$56.9
Technology and patents (net of accumulated amortization of $11.8 in 2009 and $9.5 in 2008)	11.9	14.2
Trademarks and trade names (net of accumulated amortization of $2.2 in 2009 and $5.6 in 2008)	197.9	206.5
Total intangibles, net	$261.0	$277.6

Trademarks and trade names include indefinite-lived assets of $193.9 million at December 31, 2009 and 2008, respectively.

Expense associated with the amortization of finite- lived intangible assets in 2009, 2008, and 2007 was $10.4 million, $9.8 million, and $9.1 million, respectively. At December 31, 2009, the weighted-average amortization periods were 13 years for customer relationships, 11 years for technology and patents, and 10 years for trademarks and trade names. The estimated future amortization expense for identifiable intangible assets during each of the next four years is approximately $9.0 million. For the year ended December 31, 2014, this expense is expected to be approximately $8.0 million.

NOTE 7: OTHER CURRENT LIABILITIES

Other current liabilities at the end of each year, in millions of dollars, included the following:

	2009	2008
Trade discounts and allowances	$153.9	$202.8
Employee benefits	117.5	128.8
Salaries and wages	93.9	81.1
Advertising and promotion	38.8	37.8
Warranty	50.7	55.2
Income taxes, including deferred taxes	64.0	102.0
All other	273.9	339.7
	$792.7	$947.4

All other at December 31, 2009 and 2008, consisted primarily of accruals for foreign currency derivatives, environmental exposures, interest, insurance, restructuring, and taxes other than income taxes.

The following provides information with respect to the Corporation’s warranty accrual, in millions of dollars:

	2009	2008
Warranty reserve at January 1	$55.2	$60.5
Accruals for warranties issued during the period and changes in estimates related to pre-existing warranties	92.1	123.0
Settlements made	(98.1)	(125.1)
Currency translation adjustments	1.5	(3.2)
Warranty reserve at December 31	$50.7	$55.2

NOTE 8: SHORT-TERM BORROWINGS

Short-term borrowings in the amounts of $83.3 million at December 31, 2008, consisted primarily of borrowings under the terms of the Corporation’s commercial paper program, uncommitted lines of credit, and other short-term borrowing arrangements. The weighted-average interest rate on short-term borrowings outstanding was 2.20% at December 31, 2008.

The Corporation maintains an agreement under which it may issue commercial paper at market rates with maturities of up to 365 days from the date of issue. The maximum amount authorized for issuance under its commercial paper program is $1.0 billion. The Corporation’s ability to borrow under this commercial paper agreement is generally dependent upon the Corporation maintaining a minimum short-term debt credit rating of A2 / P2. There was $65.0 million outstanding under this agreement at December 31, 2008.

In December 2007, the Corporation replaced a $1.0 billion unsecured revolving credit facility (the Former Credit Facility) with a $1.0 billion senior unsecured revolving credit agreement (the Credit Facility) that expires December 2012. The amount available for borrowings under the Credit Facility was approximately $1.0 billion and $935.0 million at December 31, 2009 and 2008, respectively.

Under the Credit Facility, the Corporation has the option of borrowings at London Interbank Offered Rate (LIBOR) plus an applicable margin or at other variable rates set forth therein. The Credit Facility provides that the interest rate margin over LIBOR, initially set at .30%, will increase (by a maximum amount of ..30%) or decrease (by a maximum amount of .12%) based on changes in the ratings of the Corporation’s long-term senior unsecured debt.

In addition to interest payable on the principal amount of indebtedness outstanding from time to time under the Credit Facility, the Corporation is required to pay an annual facility fee, initially equal to .10% of the amount of the aggregate commitments under the Credit Facility, whether used or unused. The Corporation is also required to pay a utilization fee, initially equal to .05% per annum, applied to the outstanding balance when borrowings under the Credit Facility exceed 50% of the aggregate commitments. The Credit Facility provides that both the facility fee and the utilization fee will increase or decrease based on changes in the ratings of the Corporation’s long-term senior unsecured debt.

The Credit Facility includes usual and customary covenants for transactions of this type, including covenants limiting liens on assets of the Corporation, sale-leaseback transactions and certain asset sales, mergers or changes to the businesses engaged in by the Corporation. The Credit Facility requires that the Corporation maintain specific leverage and interest coverage ratios. As of December 31, 2009, the Corporation was in compliance with all terms and conditions of the Credit Facility.

Under the terms of uncommitted lines of credit at December 31, 2009, the Corporation may borrow up to approximately $250 million on such terms as may be mutually agreed. These arrangements do not have termination dates and are reviewed periodically. No material compensating balances are required or maintained.

The average borrowings outstanding under the Corporation’s commercial paper program, uncommitted lines of credit, and other short-term borrowing arrangements during 2009 and 2008 were $167.0 million and $651.7 million, respectively.

NOTE 9: LONG-TERM DEBT

The composition of long-term debt at the end of each year, in millions of dollars, was as follows:

	2009	2008
7.125% notes due 2011 (including discount of $.4 in 2009 and $.7 in 2008)	$399.6	$399.3
4.75% notes due 2014 (including discount of $1.1 in 2009 and $1.3 in 2008)	298.9	298.7
8.95% notes due in 2014 (including discount of $3.6 in 2009)	346.4	—
5.75% notes due 2016 (including discount of $.8 in 2009 and $1.0 in 2008)	299.2	299.0
7.05% notes due 2028	150.0	150.0
Other loans due through 2012	175.0	225.0
Fair value hedging adjustment	45.9	72.8
Less current maturities of long-term debt	—	(.1)
	$1,715.0	$1,444.7

During 2008, the Corporation entered into loan agreements in the aggregate amount of $225.0 million, with $125.0 million and $100.0 million maturing in April 2011 and December 2012, respectively. The terms of the loan agreements permit repayment prior to maturity. Borrowings under the loan agreements are at variable rates. The average borrowing rate under the loan agreements is LIBOR plus 1.14%. At December 31, 2009 and 2008, the weighted-average interest rate on these loans was 1.41% and 3.76%, respectively.

In June 2009, the Corporation amended the terms of a $50.0 million term loan agreement to provide for periodic repayments and borrowings up to the original loan amount through the maturity date of April 2011. The Corporation is required to pay a commitment fee on the unutilized portion of the facility. At December 31, 2009, no borrowings were outstanding under this agreement. In February 2010, the Corporation terminated this agreement.

As more fully described in Note 1, at December 31, 2009 and 2008, the carrying amount of long-term debt and current maturities thereof includes $45.9 million and $72.8 million, respectively, relating to outstanding or terminated fixed-to-variable rate interest rate swap agreements. Deferred gains on the early termination of interest rate swaps were $21.8 million and $29.0 million at December 31, 2009 and 2008, respectively.

Indebtedness of subsidiaries in the aggregate principal amounts of $150.0 million and $152.8 million were included in the Consolidated Balance Sheet at December 31, 2009 and 2008, respectively, in short-term borrowings, current maturities of long-term debt, and long-term debt.

Principal payments on long-term debt obligations due over the next five years are as follows: $— million in 2010, $475.0 million in 2011, $100.0 million in 2012, $— million in 2013, and $650.0 million in 2014. Interest payments on all indebtedness were $97.9 million in 2009, $101.1 million in 2008, and $104.3 million in 2007.

NOTE 10: DERIVATIVE FINANCIAL INSTRUMENTS

As more fully described in Note 1, the Corporation is exposed to market risks arising from changes in foreign currency exchange rates, commodity prices, and interest rates. The Corporation manages these risks by entering into derivative financial instruments. The Corporation also manages these risks using methods other than derivative financial instruments. The fair value of all financial instruments is summarized in Note 11.

Foreign Currency Derivatives: As more fully described in Note 1, the Corporation enters into various foreign currency contracts in managing its foreign currency exchange risk. Generally, the foreign currency contracts have maturity dates of less than twenty-four months. The contractual amounts of foreign currency derivatives, principally forward exchange contracts, generally are exchanged by the counterparties.

Hedge ineffectiveness and the portion of derivative gains and losses excluded from the assessment of hedge effectiveness related to the Corporation’s cash flow hedges that were recorded to earnings during 2009, 2008, and 2007 were not significant.

Amounts deferred in accumulated other comprehensive income (loss) at December 31, 2009, that are expected to be reclassified into earnings during 2010 represent an after-tax loss of $1.0 million. The amounts expected to be reclassified into earnings during 2010 include unrealized gains and losses related to open foreign currency contracts. Accordingly, the amounts that are ultimately reclassified into earnings may differ materially.

Interest Rate Derivatives: The Corporation’s portfolio of interest rate swap instruments at December 31, 2009 and 2008, consisted of $325.0 million notional amounts of fixed-to-variable rate swaps with a weighted-average fixed rate receipt of 4.81%, respectively. The basis of the variable rate paid is LIBOR.

The amounts exchanged by the counterparties to interest rate swap agreements normally are based upon the notional amounts and other terms, generally related to interest rates, of the derivatives. While notional amounts of interest rate swaps form part of the basis for the amounts exchanged by the counterparties, the notional amounts are not themselves exchanged and, therefore, do not represent a measure of the Corporation’s exposure as an end user of derivative financial instruments.

Commodity Derivatives: As more fully described in Note 1, the Corporation enters into various commodity contracts in managing price risk related to metal purchases used in the manufacturing process. Generally, the commodity contracts have maturity dates of less than twenty-four months. The amounts exchanged by the counterparties to the commodity contracts normally are based upon the notional amounts and other terms, generally related to commodity prices. While the notional amounts of the commodity contracts form part of the basis for the amounts exchanged by the counterparties, the notional amounts are not themselves exchanged, and, therefore, do not represent a measure of the Corporation’s exposure as an end user of derivative financial instruments.

Hedge ineffectiveness and the portion of derivative gains and losses excluded from the assessment of hedge effectiveness related to the Corporation’s cash flow hedges for commodity trades recorded to earnings during 2009, 2008, and 2007 were not significant.

Amounts deferred in accumulated other comprehensive income (loss) at December 31, 2009, that are expected to be reclassified into earnings during 2010 represent an after-tax gain of $3.0 million. The amount expected to be reclassified into earnings during 2010 includes unrealized gains and losses related to open commodity contracts. Accordingly, the amounts that are ultimately reclassified into earnings may differ materially.

Credit Exposure: The Corporation’s credit exposure on foreign currency, interest rate, and commodity derivatives as of December 31, 2009 and 2008 were $27.9 million and $183.4 million, respectively. That credit exposure reflects the effects of legally enforceable master netting arrangements.

Fair Value of Derivative Financial Instruments: The following table details the fair value of derivative financial instruments included in the Consolidated Balance Sheet as of December 31, 2009 (in millions of dollars):

	ASSET DERIVATIVES		LIABILITY DERIVATIVES
	BALANCE SHEET LOCATION	FAIR VALUE	BALANCE SHEET LOCATION	FAIR VALUE
Derivatives Designated as Hedging Instruments
Interest rate contracts	Other current assets	$2.4	Other current liabilities	$—
	Other assets	24.2	Other long-term liabilities	—
Foreign exchange contracts	Other current assets	48.5	Other current liabilities	50.1
	Other assets	.9	Other long-term liabilities	.3
Net investment contracts	Other current assets	2.9	Other current liabilities	15.2
Commodity contracts	Other current assets	6.0	Other current liabilities	—
Total Derivatives Designated as Hedging Instruments		$84.9		$65.6

Derivatives Not Designated as Hedging Instruments
Foreign exchange contracts	Other current assets	$17.9	Other current liabilities	$17.0
Total Derivatives		$102.8		$82.6

The fair value of derivative financial instruments in the preceding table is presented prior to the netting of derivative receivables and derivative payables as disclosed previously.

The following table details the impact of derivative financial instruments in the Consolidated Statement of Earnings for the year ended December 31, 2009 (in millions of dollars):

Derivatives in Cash Flow Hedging Relationships	AMOUNT OF GAIN (LOSS) RECOGNIZED IN OCI (a) [EFFECTIVE PORTION]	LOCATION OF GAIN (LOSS) RECLASSIFIED FROM OCI INTO INCOME [EFFECTIVE PORTION]	AMOUNT OF GAIN (LOSS) RECLASSIFIED FROM OCI INTO INCOME [INEFFECTIVE PORTION]	LOCATION OF GAIN (LOSS) RECOGNIZED IN INCOME [INEFFECTIVE PORTION]	AMOUNT OF GAIN (LOSS) RECOGNIZED IN INCOME [INEFFECTIVE PORTION]
Foreign exchange contracts	$46.9	Cost of goods sold	$42.4	Cost of goods sold	$—
		Interest expense, net	2.3	Interest expense, net	—
		Other expense (income)	78.8	Other expense (income)	.1
Commodity contracts	9.6	Cost of goods sold	(6.5)	Cost of goods sold	—
Total	$56.5		$117.0		$.1

Derivatives in Fair Value Hedging Relationships	LOCATION OF GAIN (LOSS) RECOGNIZED IN INCOME	AMOUNT OF GAIN (LOSS) RECOGNIZED IN INCOME
Interest rate contracts	Interest expense, net	$(8.6)

Derivatives in Net Investment Hedging Relationships	AMOUNT OF GAIN (LOSS) RECOGNIZED IN OCI [EFFECTIVE PORTION]	LOCATION OF GAIN (LOSS) RECOGNIZED IN INCOME [INEFFECTIVE PORTION]	AMOUNT OF GAIN (LOSS) RECOGNIZED IN INCOME [INEFFECTIVE PORTION]
Foreign exchange contracts	$(66.1)	Other expense (income)	$—

Derivatives Not Designated as Hedging Instruments	LOCATION OF GAIN (LOSS) RECOGNIZED IN INCOME	AMOUNT OF GAIN (LOSS) RECOGNIZED IN INCOME
Foreign exchange contracts	Cost of goods sold	$(.1)
	Other expense (income)	1.6
Total		$1.5

(a)	OCI is defined as Accumulated Other Comprehensive income (loss), a component of stockholders’ equity.

NOTE 11: FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents the fair value of the Corporation’s financial instruments as of December 31, 2009 and 2008, in millions of dollars. Significant differences can arise between the fair value and carrying amount of financial instruments that are recognized at historical cost amounts.

	QUOTED PRICES IN ACTIVE MARKETS FOR IDENTICAL ASSETS (LEVEL 1)	SIGNIFICANT OTHER OBSERVABLE INPUTS (LEVEL 2)	NETTING	(a)	DECEMBER 31, 2009
Assets:
Investments	$34.3	$25.2	$—		$59.5
Derivatives	6.0	96.8		(65.7)	37.1
Liabilities:
Derivatives	—	(82.6)	65.7		(16.9)
Debt	—	(1,786.7)	—		(1,786.7)

	QUOTED PRICES IN ACTIVE MARKETS FOR IDENTICAL ASSETS (LEVEL 1)	SIGNIFICANT OTHER OBSERVABLE INPUTS (LEVEL 2)	NETTING	(a)	DECEMBER 31, 2008
Assets:
Investments	$45.8	$21.7	$—		$67.5
Derivatives	—	402.7		(219.3)	183.4
Liabilities:
Derivatives	(7.7)	(261.6)	219.3		(50.0)
Debt	—	(1,370.8)	—		(1,370.8)

(a)	Accounting principles generally accepted in the Unites States permit the netting of derivative receivables and derivative payables when a legally enforceable master netting arrangement exists.

The carrying amounts of investments and derivatives are equal to their fair value. The carrying amount of debt at December 31, 2009 and 2008, is $1,715.0 million and $1,528.1 million, respectively.

Investments, derivative contracts and debt are valued at December 31, 2009 and 2008, using quoted market prices for identical or similar assets and liabilities. Investments classified as Level 1 include those whose fair value is based on identical assets in an active market. Investments classified as Level 2 include those whose fair value is based upon identical assets in markets that are less active. The fair value for derivative contracts are based upon current quoted market prices and are classified as Level 1 or Level 2 based on the nature of the underlying markets in which these derivatives are traded. The fair value of debt is based upon current quoted market prices in markets that are less active.

NOTE 12: INCOME TAXES

Earnings (loss) before income taxes for each year, in millions of dollars, were as follows:

	2009	2008	2007
United States	$(121.2)	$.4	$97.2
Other countries	291.6	364.3	400.4
	$170.4	$364.7	$497.6

Significant components of income taxes (benefit) for each year, in millions of dollars, were as follows:

	2009	2008	2007
Current:
United States	$(28.7)	$(6.1)	$(65.5)
Other countries	50.5	69.8	68.6
	21.8	63.7	3.1
Deferred:
United States	15.5	3.2	(16.3)
Other countries	.6	4.2	(7.3)
	16.1	7.4	(23.6)
	$37.9	$71.1	$(20.5)

Income tax expense (benefits) recorded directly as an adjustment to equity as a result of the exercise of employee stock options and the vesting of other stock-based compensation arrangements were $.9 million, $(.1) million, and $(13.3) million in 2009, 2008, and 2007, respectively. Income tax expense (benefits) recorded directly as an adjustment to equity as a result of hedging activities were $(23.1) million, $89.4 million, and $(13.8) million in 2009, 2008, and 2007, respectively.

Income tax payments were $85.9 million in 2009, $168.1 million in 2008, and $139.5 million in 2007.

Deferred tax (liabilities) assets at the end of each year, in millions of dollars, were composed of the following:

	2009	2008
Deferred tax liabilities:
Other	$(84.1)	$(80.4)
Gross deferred tax liabilities	(84.1)	(80.4)
Deferred tax assets:
Tax loss carryforwards	49.9	36.2
Postretirement benefits	244.0	209.1
Environmental remediation matters	34.3	34.7
Stock-based compensation	29.8	40.7
Other	161.6	163.9
Gross deferred tax assets	519.6	484.6
Deferred tax asset valuation allowance	(37.8)	(27.6)
Net deferred tax assets	$397.7	$376.6

Deferred income taxes are included in the Consolidated Balance Sheet in other current assets, other assets, other current liabilities, and other long-term liabilities. Other deferred tax assets principally relate to accrued liabilities that are not currently deductible and items relating to uncertain tax benefits which would not affect the annual effective tax rate.

Tax loss carryforwards at December 31, 2009, consisted of net operating losses expiring from 2010 to 2026.

A reconciliation of income taxes (benefit) at the federal statutory rate to the Corporation’s income taxes for each year, in millions of dollars, is as follows:

	2009	2008	2007
Income taxes at federal statutory rate	$59.7	$127.6	$174.2
Settlement of tax litigation	—	—	(153.4)
Lower effective taxes on earnings in other countries	(37.9)	(59.5)	(53.6)
Other – net	16.1	3.0	12.3
Income taxes (benefit)	$37.9	$71.1	$(20.5)

At December 31, 2009, unremitted earnings of subsidiaries outside of the United States were approximately $2.1 billion, on which no United States taxes had been provided. The Corporation’s intention is to reinvest these earnings permanently or to repatriate the earnings only when possible to do so at minimal additional tax cost. It is not practicable to estimate the amount of additional taxes that might be payable upon repatriation of foreign earnings.

Uncertain Tax Positions: As disclosed in Note 1 of Notes to Consolidated Financial Statements the Corporation adopted a new accounting standard for uncertain tax positions effective January 1, 2007. Upon adoption, the Corporation recorded the cumulative effect of the change in accounting principle of $7.3 million as a reduction to retained earnings.

As of December 31, 2009 and 2008, the Corporation has recognized $291.8 million and $255.8 million, respectively, of liabilities for unrecognized tax benefits of which $31.5 million and $24.3 million, respectively, related to interest. As of December 31, 2009 and 2008, the Corporation classified $48.0 million and $47.5 million, respectively, of its liabilities for unrecognized tax benefits within other current liabilities. Non-current tax reserves are recorded in other long-term liabilities in the Consolidated Balance Sheet.

A reconciliation of the beginning and ending amount of unrecognized tax benefits, excluding interest, for each year, in million of dollars, is set forth below:

	2009	2008	2007
Balance at January 1	$231.5	$317.4	$359.5
Additions based on tax positions related to current year	23.9	33.9	35.2
Additions for tax positions related to prior years	18.9	65.5	63.0
Reductions for tax positions related to prior years	(9.2)	(40.3)	(115.0)
Settlements (payments)	(4.8)	(57.0)	(26.2)
Expiration of the statute of limitations	(3.4)	(75.1)	(13.5)
Foreign currency translation adjustment	3.4	(12.9)	14.4
Balance at December 31	$260.3	$231.5	$317.4

The liabilities for unrecognized tax benefits at December 31, 2009 and 2008, include $39.1 million and $38.0 million, respectively, for which the disallowance of such items would not affect the annual effective tax rate. However, the timing of the realization of the tax benefits is uncertain. Such uncertainty would not impact tax expense but could affect the timing of tax payments to taxing authorities.

The Corporation recognizes interest and penalties relating to its liabilities for unrecognized tax benefits as an element of tax expense. During the years ended December 31, 2009, 2008 and 2007, the Corporation recognized $7.3 million, $13.4 million and $20.7 million, respectively, in interest as a component of tax expense. Penalties were not significant.

The Corporation conducts business globally and, as a result, the Corporation and/or one or more of its subsidiaries file income tax returns in the federal and various state jurisdictions in the U.S. as well as in various jurisdictions outside of the U.S. In certain jurisdictions, the Corporation is either currently in the process of a tax examination or the statute of limitations has not yet expired. The Corporation generally remains subject to examination of its U.S. federal income tax returns for 2006 and later years, except as disclosed below. In the U.S., the Corporation generally remains subject to examination of its various state income tax returns for a period of four to five years from the date the return was filed. The state impact of any federal changes remains subject to examination by various states for a period up to one year after formal notification of the states. The Corporation generally remains subject to examination of its various income tax returns in its significant jurisdictions outside the U.S. for periods ranging from three to five years after the date the return was filed. However, in Canada and Germany, the Corporation remains subject to examination of its tax returns for 2001 and later years, and 1999 and later years, respectively.

During 2003, the Corporation received notices of proposed adjustments from the U.S. Internal Revenue Service (IRS) in connection with audits of the tax years 1998 through 2000. The principal adjustment proposed by the IRS, and disputed by the Corporation, consisted of the disallowance of a capital loss deduction taken in the Corporation’s tax returns and interest on the deficiency. This matter was the subject of litigation between the Corporation and the U.S. government. If the U.S. government were to have prevailed in its disallowance of the capital loss deduction and imposition of related interest, it would have resulted in a cash outflow by the Corporation of approximately $180 million. If the Corporation were to have prevailed, it would have resulted in the Corporation receiving a refund of taxes previously paid of approximately $50 million, plus interest. In December 2007, the Corporation and the U.S. government reached a settlement agreement with respect to the previously described litigation. That settlement agreement resolved the litigation relating to the audits of the tax years 1998 through 2000 and also resolved the treatment of this tax position in subsequent years. As a result of the settlement agreement, the Corporation recognized a $153.4 million reduction to tax expense in 2007, representing a reduction of the previously unrecognized tax benefit associated with the IRS’s disallowance of the capital loss, the imposition of related interest, and the effects of certain related tax positions taken in subsequent years. The effect of tax positions taken in subsequent years included the recognition of $31.4 million of previously unrecognized net operating loss carryforwards of a subsidiary. The IRS closing agreements were finalized in 2008. The Corporation made cash payments of approximately $50 million during 2008 relating to this settlement.

Judgment is required in assessing the future tax consequences of events that have been recognized in the Corporation’s financial statements or income tax returns. Additionally, the Corporation is subject to periodic examinations by taxing authorities in many countries. The Corporation is currently undergoing periodic examinations of its tax returns in the United States (both federal and state), Canada, Germany, and the United Kingdom. The IRS completed its examination of the Corporation’s U.S. federal income tax returns for 2004 and 2005 in 2008. At that time, the Corporation received notices of proposed adjustments from the IRS in conjunction with those audits. The Corporation vigorously disputed the position taken by the IRS on these matters and initiated an appeals process with the IRS. During 2009, the Corporation reached a tentative settlement agreement with IRS appeals for those years. If that settlement – currently pending approval by the Joint Committee on Taxation of the U.S. Congress – is finalized, the Corporation will release tax reserves. The IRS is currently examining the Corporation’s U.S. federal income tax returns for 2006 and 2007. To date, no proposed adjustments have been issued; however, the Corporation expects that the IRS will complete that examination in 2010. The Corporation is also subject to legal proceedings regarding certain of its tax positions in a number of countries, including Italy. The final outcome of the future tax consequences of these examinations and legal proceedings as well as the outcome of competent authority proceedings, changes in regulatory tax laws, or interpretation of those tax laws, changes in income tax rates, or expiration of statutes of limitation could impact the Corporation’s financial statements. The Corporation is subject to the effects of these matters occurring in various jurisdictions. Accordingly, the Corporation has tax reserves recorded for which it is reasonably possible that the amount of the unrecognized tax benefit will increase or decrease within the next twelve months. Any such increase or decrease could have a material affect on the financial results for any particular fiscal quarter or year. However, based on the uncertainties associated with litigation and the status of examinations, including the protocols of finalizing audits by the relevant tax authorities, which could include formal legal proceedings, it is not possible to estimate the impact of any such change.

NOTE 13: POSTRETIREMENT BENEFITS

The following tables set forth the funded status of the defined benefit pension and postretirement plans, and amounts recognized in the Consolidated Balance Sheet at the end of each year, in millions of dollars.

	2009			2008
PENSION BENEFITS PLANS IN THE UNITED STATES		PENSION BENEFITS PLANS OUTSIDE OF THE UNITED STATES	OTHER POST- RETIREMENT BENEFITS ALL PLANS	PENSION BENEFITS PLANS IN THE UNITED STATES	PENSION BENEFITS PLANS OUTSIDE OF THE UNITED STATES	OTHER POST- RETIREMENT BENEFITS ALL PLANS
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year	$1,012.3	$531.4	$81.4	$1,013.2	$793.1	$86.9
Service cost	18.2	7.7	.7	26.1	14.7	.8
Interest cost	65.9	33.5	4.8	78.1	49.1	4.9
Curtailment gain	—	—	—	(1.1)	(1.5)	—
Plan participants’ contributions	—	1.1	1.4	—	1.6	3.3
Actuarial (gains) losses	107.3	72.5	9.6	(21.9)	(96.7)	3.4
Foreign currency exchange rate changes	—	50.3	1.5	—	(182.3)	(1.9)
Benefits paid	(67.8)	(36.9)	(12.9)	(82.1)	(46.6)	(15.6)
Plan amendments	2.5	—	—	—	—	(.4)
Benefit obligation at end of year	1,138.4	659.6	86.5	1,012.3	531.4	81.4
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year	606.4	343.6	—	987.8	643.6	—
Actual return/(loss) on plan assets	140.4	62.6	—	(297.1)	(119.6)	—
Expenses	(6.6)	(1.4)	—	(9.2)	(2.1)	—
Benefits paid	(67.8)	(35.5)	(12.9)	(82.1)	(44.5)	(15.6)
Employer contributions	6.8	13.1	11.5	7.0	21.4	12.3
Contributions by plan participants	—	1.1	1.4	—	1.6	3.3
Foreign currency exchange rate changes	—	39.2	—	—	(156.8)	—
Fair value of plan assets at end of year	679.2	422.7	—	606.4	343.6	—
Funded status	(459.2)	(236.9)	(86.5)	(405.9)	(187.8)	(81.4)
Contributions subsequent to measurement date	—	—	—	—	—	—
Accrued benefit cost at December 31	$(459.2)	$(236.9)	$(86.5)	$(405.9)	$(187.8)	$(81.4)
AMOUNTS RECOGNIZED IN THE CONSOLIDATED BALANCE SHEET
Noncurrent assets	$—	$—	$—	$17.5	$—	$—
Current liabilities	(7.0)	(5.9)	(9.3)	(8.6)	(5.3)	(9.3)
Postretirement benefits	(452.2)	(231.0)	(77.2)	(414.8)	(182.5)	(72.1)
Net amount recognized at December 31	$(459.2)	$(236.9)	$(86.5)	$(405.9)	$(187.8)	$(81.4)
WEIGHTED-AVERAGE ASSUMPTIONS USED TO DETERMINE BENEFIT OBLIGATIONS AS OF MEASUREMENT DATE
Discount rate	5.75%	5.56%	5.25%	6.75%	6.16%	6.25%
Rate of compensation increase	3.95%	3.61%	—	3.95%	3.60%	—

The amounts recognized in accumulated other comprehensive income (loss) as of December 31, 2009 and 2008, are as follows, in millions of dollars:

DECEMBER 31, 2009	PENSION BENEFITS PLANS IN THE UNITED STATES	PENSION BENEFITS PLANS OUTSIDE OF THE UNITED STATES	OTHER POSTRETIREMENT BENEFITS ALL PLANS	TOTAL
Prior service (cost) credit	$(5.7)	$(5.0)	$19.7	$9.0
Net loss	(579.9)	(174.0)	(23.9)	(777.8)
Total	$(585.6)	$(179.0)	$(4.2)	$(768.8)

DECEMBER 31, 2008
Prior service (cost) credit	$(9.9)	$(5.4)	$23.1	$7.8
Net loss	(556.3)	(117.8)	(15.1)	(689.2)
Total	$(566.2)	$(123.2)	$8.0	$(681.4)

The amounts in accumulated other comprehensive income (loss) as of December 31, 2009, that are expected to be recognized as components of net periodic benefit cost (credit) during 2010 are as follows, in millions of dollars:

	PENSION BENEFITS PLANS IN THE UNITED STATES	PENSION BENEFITS PLANS OUTSIDE OF THE UNITED STATES	OTHER POSTRETIREMENT BENEFITS ALL PLANS	TOTAL
Prior service cost (credit)	$.8	$1.0	$(3.4)	$(1.6)
Net loss	38.6	5.9	1.5	46.0
Total	$39.4	$6.9	$(1.9)	$44.4

The Corporation’s overall investment strategy is to achieve an asset allocation of approximately 65% equity securities, 30% fixed income securities, and 5% alternative investments. The Corporation’s overall investment strategy provides that, to the extent the actual allocation of plan assets differs from the targeted asset allocation by more than 5% for any category, plan assets are rebalanced.  The Corporation further allocates assets within the equity securities and fixed income securities between investments that attempt to approximate the return achieved by broadly established investment indexes as well as investments that are actively managed and attempt to exceed the returns achieved by these broadly established investment indexes. Equity securities include investments in individual stocks and collective investment funds (referred to as mutual funds), including an allocation of those investments to U.S. equity securities, including large-cap, mid-cap and small-cap companies, and non-U.S. equity securities. Fixed income securities include U.S. Treasury securities, corporate bonds of companies from diversified industries, mortgaged-backed securities, and mutual funds. The Corporation does not believe there is a significant concentration risk within the plan assets given the diversification of asset types, fund strategies, and fund managers.

The three levels of input used to measure fair value are more fully described in Note 1 of Notes to the Consolidated Financial Statements. The fair values, by asset category, of assets of defined benefit pension plans in the United States at December 31, 2009, were as follows, in millions of dollars:

ASSET CATEGORY	QUOTED PRICES IN ACTIVE MARKETS FOR IDENTICAL ASSETS (LEVEL 1)	SIGNIFICANT OTHER OBSERVABLE INPUTS (LEVEL 2)	SIGNIFICANT UNOBSERVABLE INPUTS (LEVEL 3)	DECEMBER 31, 2009 TOTAL
Cash and cash equivalents	$.3	$4.9	$—	$5.2
Equity securities:
U.S. companies	107.0	—	—	107.0
Mutual funds	163.1	193.6	—	356.7
Fixed income:
U.S. treasury securities	—	43.4	—	43.4
Corporate bonds	—	43.2	—	43.2
Mortgage-backed securities	—	8.1	—	8.1
Mutual funds	—	93.8	8.0	101.8
Other fixed income	—	1.5	—	1.5
Alternative investments	—	—	23.1	23.1
Other	(10.8)	—	—	(10.8)
Total	$259.6	$388.5	$31.1	$679.2

The fair values, by asset category, of assets of defined benefit pension plans outside of the United States at December 31, 2009, were as follows, in millions of dollars:

ASSET CATEGORY	QUOTED PRICES IN ACTIVE MARKETS FOR IDENTICAL ASSETS (LEVEL 1)	SIGNIFICANT OTHER OBSERVABLE INPUTS (LEVEL 2)	SIGNIFICANT UNOBSERVABLE INPUTS (LEVEL 3)	DECEMBER 31, 2009 TOTAL
Cash and cash equivalents	$4.6	$—	$—	$4.6
Equity securities:
International companies	61.0	6.9	—	67.9
Mutual funds	218.3	—	—	218.3
Fixed income:
Corporate bonds	—	69.7	—	69.7
Government issues	—	50.3	—	50.3
Other fixed income	—	4.7	—	4.7
Alternative investments	.3	—	6.7	7.0
Other	.2	—	—	.2
Total	$284.4	$131.6	$6.7	$422.7

The equity securities – mutual funds held by the pension plans in the United States include approximately 70% that invest in large-cap and small-cap U.S. companies, and 30% that invest in international equity securities.  The equity securities – mutual funds held by the pension plans outside of the United States include approximately 50% that invest in U.K. equity securities and 50% that invest in other international equity securities.

The following table sets forth a summary of changes in the fair value of assets of the Corporation’s defined benefit pension plans, determined based upon significant unobservable inputs (Level 3), for the year ended December 31, 2009, in millions of dollars:

	PENSION BENEFITS PLANS IN THE UNITED STATES	PENSION BENEFITS PLANS OUTSIDE OF THE UNITED STATES	TOTAL
Balance, beginning of year	$37.4	$20.7	$58.1
Sales (net of purchases)	(4.7)	(11.5)	(16.2)
Transfers in (out)	—	(.2)	(.2)
Net realized and unrealized gain (loss)	(1.6)	(3.9)	(5.5)
Foreign exchange	—	1.6	1.6
Balance, end of year	$31.1	$6.7	$37.8

The Corporation establishes its estimated long-term return on plan assets considering various factors, which include the targeted asset allocation percentages, historical returns, and expected future returns. Specifically, the factors are considered in the fourth quarter of the year preceding the year for which those assumptions are applied. The Corporation’s weighted-average expected long-term return on plan assets assumption for defined benefit pension plans in the United States and outside of the United States will be 8.25% and 7.23%, respectively, in 2010.

The accumulated benefit obligation related to all defined benefit pension plans and information related to unfunded and underfunded defined benefit pension plans at the end of each year, in millions of dollars, follows:

	PENSION BENEFITS PLANS IN THE UNITED STATES		PENSION BENEFITS PLANS OUTSIDE OF THE UNITED STATES
	2009	2008	2009	2008
All defined benefit plans:
Accumulated benefit obligation	$1,079.3	$958.4	$632.9	$504.4
Unfunded defined benefit plans:
Projected benefit obligation	108.8	95.3	125.5	119.4
Accumulated benefit obligation	97.3	84.5	116.3	110.5
Defined benefit plans with an accumulated benefit obligation in excess of the fair value of plan assets:
Projected benefit obligation	1,138.4	1,006.1	659.6	522.3
Accumulated benefit obligation	1,079.3	952.2	632.9	496.1
Fair value of plan assets	679.2	582.7	422.7	334.6

The following table sets forth, in millions of dollars, benefit payments, which reflect expected future service, as appropriate, expected to be paid in the periods indicated:

	PENSION BENEFITS PLANS IN THE UNITED STATES	PENSION BENEFITS PLANS OUTSIDE OF THE UNITED STATES	OTHER POST- RETIREMENT BENEFITS ALL PLANS
2010	$72.9	$30.9	$9.6
2011	72.9	32.0	9.2
2012	72.5	33.0	8.7
2013	94.7	34.3	8.3
2014	74.2	35.3	8.1
2015-2019	388.0	195.1	35.9

The net periodic cost (benefit) related to the defined benefit pension plans included the following components, in millions of dollars:

	PENSION BENEFITS PLANS IN THE UNITED STATES			PENSION BENEFITS PLANS OUTSIDE OF THE UNITED STATES
	2009	2008	2007	2009	2008	2007
Service cost	$19.3	$22.6	$26.0	$7.7	$12.3	$14.7
Interest cost	65.9	63.7	62.5	33.5	40.9	39.6
Expected return on plan assets	(69.5)	(77.9)	(75.6)	(32.4)	(40.1)	(39.3)
Amortization of prior service cost	1.4	2.1	2.1	1.0	1.4	1.7
Amortization of net actuarial loss	18.4	15.9	26.3	—	4.7	12.9
Curtailment loss	5.3	—	—	—	1.1	—
Net periodic cost	$40.8	$26.4	$41.3	$9.8	$20.3	$29.6
WEIGHTED-AVERAGE ASSUMPTIONS USED IN DETERMINING NET PERIODIC COST FOR YEAR:
Discount rate	6.75%	6.50%	6.00%	6.16%	5.67%	4.93%
Expected return on plan assets	8.25%	8.75%	8.75%	7.24%	7.49%	7.49%
Rate of compensation increase	4.00%	4.00%	3.95%	3.60%	3.65%	3.65%

The net periodic cost related to the defined benefit postretirement plans included the following components, in millions of dollars:

	2009	2008	2007
Service cost	$.7	$.8	$.8
Interest cost	4.8	4.9	5.3
Amortization of prior service cost	(3.4)	(3.6)	(4.5)
Amortization of net actuarial loss	.8	.4	.2
Net periodic cost	$2.9	$2.5	$1.8
Weighted-average discount rate used in determining net periodic cost for year	6.25%	6.00%	6.25%

The health care cost trend rate used to determine the postretirement benefit obligation was 7.70% for participants under 65 and 7.00% for participants 65 and older in 2009. This rate decreases gradually to an ultimate rate of 4.50% in 2028, and remains at that level thereafter. The trend rate is a significant factor in determining the amounts reported. A one-percentage-point change in these assumed health care cost trend rates would have the following effects, in millions of dollars:

ONE-PERCENTAGE-POINT	INCREASE	(DECREASE)
Effect on total of service and interest cost components	$.2	$(.2)
Effect on postretirement benefit obligation	3.9	(3.6)

In 2010, the Corporation expects to make cash contributions of approximately $67.0 million to its defined benefit pension plans. The amounts principally represent contributions required by funding regulations or laws or those related to unfunded plans necessary to fund current benefits. In addition, the Corporation expects to continue to make contributions in 2010 sufficient to fund benefits paid under its other postretirement benefit plans during that year, net of contributions by plan participants. The Corporation expects that such contributions will be approximately $9.6 million in 2010.

Expense for defined contribution plans amounted to $6.2 million, $13.0 million, and $12.4 million in 2009, 2008, and 2007, respectively.

NOTE 14: STOCKHOLDERS’ EQUITY

The Corporation repurchased 247,198, 3,136,644 and 5,477,243 shares of its common stock during 2009, 2008 and 2007 at an aggregate cost of $13.4 million, $202.3 million and $461.4 million, respectively.

To reflect the repurchases in its Consolidated Balance Sheet, the Corporation: (i) first, reduced its common stock by $.1 million in 2009, $1.6 million in 2008, and $2.7 million in 2007, representing the aggregate par value of the shares repurchased; (ii) next, reduced capital in excess of par value by $13.3 million in 2009, $52.3 million in 2008, and $82.0 million in 2007 – amounts which brought capital in excess of par value to zero during the quarters in 2008 and 2007 in which the repurchases occurred; and (iii) last, charged the residual of $— million in 2009, $148.4 million in 2008, and $376.7 million in 2007, to retained earnings.

Accumulated other comprehensive income (loss) at the end of each year, in millions of dollars, included the following components:

	2009	2008
Foreign currency translation adjustment	$32.1	$(65.4)
Net gain (loss) on derivative instruments, net of tax	2.6	55.9
Minimum pension liability adjustment, net of tax	(507.5)	(446.8)
	$(472.8)	$(456.3)

Foreign currency translation adjustments are not generally adjusted for income taxes as they relate to indefinite investments in foreign subsidiaries. The Corporation has designated certain intercompany loans and foreign currency derivative contracts as long-term investments in certain foreign subsidiaries. Net translation gains (losses) associated with these designated intercompany loans and foreign currency derivative contracts in the amounts of $32.6 million and $(151.6) million were recorded in the foreign currency translation adjustment in 2009 and 2008, respectively.

The minimum pension liability adjustments as of December 31, 2009 and 2008, are net of taxes of $261.3  million and $234.6 million, respectively.

NOTE 15: EARNINGS PER SHARE

The computations of basic and diluted earnings per share for each year were as follows:

(AMOUNTS IN MILLIONS EXCEPT PER SHARE DATA)	2009	2008	2007
Numerator:
Net earnings	$132.5	$293.6	$518.1
Dividends on stock-based plans	(.8)	(1.5)	(1.3)
Undistributed earnings allocable to stock-based plans	(1.5)	(3.0)	(5.1)
Numerator for basic and diluted earnings per share – net earnings available to common shareholders	$130.2	$289.1	$511.7
Denominator:
Denominator for basic earnings per share – weighted-average shares	59.6	59.8	64.3
Employee stock options	.3	.8	1.4
Denominator for diluted earnings per share – adjusted weighted-average shares and assumed conversions	59.9	60.6	65.7
Basic earnings per share	$2.18	$4.83	$7.96
Diluted earnings per share	$2.17	$4.77	$7.78

The following options to purchase shares of common stock were outstanding during each year, but were not included in the computation of diluted earnings per share because the effect would be anti-dilutive. The options indicated in the following table were anti-dilutive because the related exercise price was greater than the average market price of the common shares for the year.

	2009	2008	2007
Number of options (in millions)	4.8	2.6	1.6
Weighted-average exercise price	$63.71	$81.39	$88.76

NOTE 16: STOCK-BASED COMPENSATION

The Corporation recognized total stock-based compensation costs of $69.8 million, $32.7 million, and $25.9 million in 2009, 2008, and 2007, respectively. These amounts are reflected in the Consolidated Statement of Earnings in selling, general, and administrative expenses, and in 2009, merger-related expenses. As more fully described in Note 2, stock-based compensation expense in 2009 includes approximately $42.3 million associated with the lapsing of the restriction on outstanding, but non-vested restricted stock and restricted stock units and the immediate vesting of certain stock options. The total income tax benefit for stock-based compensation arrangements was $18.4 million, $9.1 million, and $7.9 million in 2009, 2008, and 2007, respectively.

At December 31, 2009, unrecognized stock-based compensation expense totaled $20.1 million. The cost of these non-vested awards is expected to be recognized over a weighted-average period of 2.4 years. The Corporation’s stock-based employee compensation plans are described below.

Stock Option Plans: Under various stock option plans, options to purchase common stock may be granted until 2013. Options are granted at fair market value at the date of grant, generally become exercisable in four equal installments beginning one year from the date of grant, and expire 10 years after the date of grant. The plans permit the issuance of either incentive stock options or non-qualified stock options.

Under all stock option plans, there were 597,964 shares of common stock reserved for future grants as of December 31, 2009. Transactions are summarized as follows:

	STOCK OPTIONS	WEIGHTED- AVERAGE EXERCISE PRICE
Outstanding at December 31, 2006	6,036,012	$55.68
Granted	790,470	88.38
Exercised	(1,406,664)	49.75
Forfeited	(154,788)	80.80
Outstanding at December 31, 2007	5,265,030	61.43
Granted	548,020	67.11
Exercised	(163,728)	51.74
Forfeited	(149,128)	83.80
Outstanding at December 31, 2008	5,500,194	61.68
Granted	795,940	38.28
Exercised	(1,342,211)	42.04
Forfeited	(255,799)	68.13
Outstanding at December 31, 2009	4,698,124	$62.97
Options expected to vest at December 31, 2009	4,623,002	$62.94
Options exercisable at December 31, 2009	3,800,872	$63.08

As of December 31, 2009, the weighted average remaining contractual term was 5.9 years, 5.8 years, and 5.3 years for options outstanding, options expected to vest, and options exercisable, respectively. As of December 31, 2009, the aggregate intrinsic value was $51.7 million, $51.0 million, and $41.6 million for options outstanding, options expected to vest, and options exercisable. These preceding aggregate intrinsic values represent the total pretax intrinsic value (the difference between the Corporation’s closing stock price on the last trading day of 2009 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2009. These amounts will change based on the fair market value of the Corporation’s stock.

Cash received from option exercises in 2009, 2008, and 2007, was $57.4 million, $8.5 million, and $70.0 million, respectively. The Corporation has recognized $5.2 million, $.1 million, and $13.3 million, as a financing cash flow, within the caption “Issuance of common stock”, for the years ended December 31, 2009, 2008, and 2007, respectively, associated with the cash flows resulting from the tax benefits of tax deductions in excess of the compensation cost recognized for share-based arrangements.

The total intrinsic value of options exercised in 2009, 2008, and 2007, was $28.9 million, $2.5 million, and $59.0 million, respectively. The actual tax benefit realized for the tax deduction from option exercises totaled $9.8 million, $.9 million, and $20.4 million in 2009, 2008, and 2007, respectively.

The weighted-average grant-date fair values of options granted during 2009, 2008, and 2007, were $11.55 per share, $17.85 per share, and $22.98 per share, respectively. The fair value of options granted during 2009, 2008, and 2007 were determined using the Black-Scholes option valuation model with the following weighted-average assumptions:

	2009	2008	2007
Expected life in years	6.0	6.0	5.5
Interest rate	2.23%	3.30%	4.56%
Volatility	35.4%	30.7%	25.3%
Dividend yield	2.00%	2.50%	1.90%

The Corporation has a share repurchase program that was implemented based on the belief that its shares were undervalued and to manage share growth resulting from option exercises. At December 31, 2009, the Corporation has remaining authorization from its Board of Directors to repurchase an additional 3,777,145 shares of its common stock. Under the terms of the definitive merger agreement to create Stanley Black & Decker, absent the consent of The Stanley Works, the Corporation has agreed not to repurchase shares of its common stock pending consummation of the merger.

Restricted Stock Plans: Under two restricted stock plans, restricted stock or restricted stock units may be granted until 2018. Under these plans, eligible employees are awarded restricted stock or restricted stock units of the Corporation’s common stock. Restrictions on awards generally expire from three to four years after issuance, subject to continuous employment and certain other conditions. Transactions are summarized as follows:

	NUMBER OF SHARES	WEIGHTED- AVERAGE FAIR VALUE AT GRANT DATE
Non-vested at December 31, 2006	618,038	$76.32
Granted	266,537	88.53
Forfeited	(46,425)	81.04
Vested	(157,056)	56.10
Non-vested at December 31, 2007	681,094	85.43
Granted	347,175	66.62
Forfeited	(53,592)	82.20
Vested	(50,263)	56.16
Non-vested at December 31, 2008	924,414	80.15
Granted	584,560	38.29
Forfeited	(54,005)	74.16
Vested	(1,115,269)	63.85
Non-vested at December 31, 2009	339,700	$62.57

The fair value of the shares vested during 2009, 2008, and 2007 were $63.1 million, $3.3 million, and $14.5 million, respectively.

Under all restricted stock plans, 647,891 shares of common stock were reserved for future grants at December 31, 2009.

Other Stock-based Compensation Plans: The Corporation has an Executive Long-Term Incentive/Retention Plan. As more fully described in Note 2, the terms of the Executive Long-Term Incentive/Retention Plan were amended during 2009 whereby the previous adjustment to cash payouts under the plan, based upon upward or downward movements in the Corporation’s average common stock price as compared to $67.78, was removed. Prior to this amendment the awards were payable in cash but indexed to the fair market value of the Corporation’s common stock. Vesting of the awards generally occurs three years after the awards are made. Awards under this plan would vest upon consummation of the proposed merger.

The Corporation also has a Performance Equity Plan (PEP) under which awards payable in the Corporation’s common stock are made. Vesting of the awards, which can range from 0% to 150% of the initial award, is based on pre-established financial performance measures during a two-year performance period. The fair value of the shares that vested during 2009, 2008, and 2007 was $— million, $.1 million, and $4.4 million, respectively. During 2007, the Corporation granted 41,880 performance shares under the PEP. During 2009 and 2008, there were no performance shares granted by the Corporation under the PEP. At December 31, 2009 and 2008, there were no performance shares outstanding under the PEP.

NOTE 17: BUSINESS SEGMENTS AND GEOGRAPHIC INFORMATION

The Corporation has elected to organize its businesses based principally upon products and services. In certain instances where a business does not have a local presence in a particular country or geographic region, however, the Corporation has assigned responsibility for sales of that business’s products to one of its other businesses with a presence in that country or region.

The Corporation operates in three reportable business segments: Power Tools and Accessories, Hardware and Home Improvement, and Fastening and Assembly Systems. The Power Tools and Accessories segment has worldwide responsibility for the manufacture and sale of consumer and industrial power tools and accessories, lawn and garden products, and electric cleaning, automotive, lighting, and household products, as well as for product service. In addition, the Power Tools and Accessories segment has responsibility for the sale of security hardware to customers in Mexico, Central America, the Caribbean, and South America; for the sale of plumbing products to customers outside the United States and Canada; and for sales of household products. The Hardware and Home Improvement segment has worldwide responsibility for the manufacture and sale of security hardware (except for the sale of security hardware in Mexico, Central America, the Caribbean, and South America). The Hardware and Home Improvement segment also has responsibility for the manufacture of plumbing products and for the sale of plumbing products to customers in the United States and Canada. The Fastening and Assembly Systems segment has worldwide responsibility for the manufacture and sale of fastening and assembly systems. On September 9, 2008, the Corporation acquired Spiralock Corporation (Spiralock), a component of the Fastening and Assembly Systems segment.

Business Segments
(Millions of Dollars)

	Reportable Business Segments
Year Ended December 31, 2009	Power Tools & Accessories	Hardware & Home Improvement	Fastening & Assembly Systems	Total	Currency Translation Adjustments	Corporate, Adjustment, & Eliminations	Consolidated
Sales to unaffiliated customers	$3,471.5	$755.4	$536.6	$4,763.5	$11.6	$—	$4,775.1
Segment profit (loss) (for consolidated, operating income before merger-related expenses and restructuring and exit costs)	257.3	76.9	39.5	373.7	13.5	(67.1)	320.1
Depreciation and amortization	85.1	18.8	22.0	125.9	.6	1.5	128.0
Income from equity method investees	21.3	—	—	21.3	—	(1.9)	19.4
Capital expenditures	41.3	13.2	7.4	61.9	.3	.9	63.1
Segment assets (for Consolidated, total assets)	2,108.2	503.9	388.8	3,000.9	85.9	2,408.4	5,495.2
Investment in equity method investees	28.1	—	.6	28.7	—	(1.7)	27.0

Year Ended December 31, 2008
Sales to unaffiliated customers	$4,286.6	$891.6	$703.2	$5,881.4	$204.7	$—	$6,086.1
Segment profit (loss) (for Consolidated, operating income before restructuring and exit costs)	317.4	75.8	106.0	499.2	29.4	(51.8)	476.8
Depreciation and amortization	89.9	20.6	21.6	132.1	3.4	1.1	136.6
Income from equity method investees	12.0	—	—	12.0	—	(.9)	11.1
Capital expenditures	56.6	16.5	18.6	91.7	2.3	4.8	98.8
Segment assets (for Consolidated, total assets)	2,492.6	571.7	433.1	3,497.4	(11.8)	1,697.7	5,183.3
Investment in equity method investees	26.8	—	.5	27.3	—	(1.7)	25.6

Reportable Business Segments
Power Tools & Accessories	Hardware & Home Improvement	Fastening & Assembly Systems	Total	Currency Translation Adjustments	Corporate, Adjustment, & Eliminations	Consolidated
Year Ended December 31, 2007
Sales to unaffiliated customers	$4,754.8	$1,001.7	$720.7	$6,477.2	$86.0	$—	$6,563.2
Segment profit (loss) (for Consolidated, operating income before restructuring and exit costs)	482.2	113.6	113.9	709.7	(2.3)	(106.2)	601.2
Depreciation and amortization	96.7	22.8	20.5	140.0	.5	2.9	143.4
Income from equity method investees	12.7	—	—	12.7	—	(1.0)	11.7
Capital expenditures	65.0	20.8	22.2	108.0	.5	7.9	116.4
Segment assets (for Consolidated, total assets)	2,654.2	653.7	406.6	3,714.5	135.5	1,560.9	5,410.9
Investment in equity method investees	15.6	—	.5	16.1	—	(1.7)	14.4

The profitability measure employed by the Corporation and its chief operating decision maker for making decisions about allocating resources to segments and assessing segment performance is segment profit (for the Corporation on a consolidated basis, operating income before restructuring and exit costs). In general, segments follow the same accounting policies as those described in Note 1, except with respect to foreign currency translation and except as further indicated below. The financial statements of a segment’s operating units located outside of the United States, except those units operating in highly inflationary economies, are generally measured using the local currency as the functional currency. For these units located outside of the United States, segment assets and elements of segment profit are translated using budgeted rates of exchange. Budgeted rates of exchange are established annually and, once established, all prior period segment data is restated to reflect the current year’s budgeted rates of exchange. The amounts included in the preceding table under the captions “Reportable Business Segments” and “Corporate, Adjustments, & Eliminations” are reflected at the Corporation’s budgeted rates of exchange for 2008. The amounts included in the preceding table under the caption “Currency Translation Adjustments” represent the difference between consolidated amounts determined using those budgeted rates of exchange and those determined based upon the rates of exchange applicable under accounting principles generally accepted in the United States.

Segment profit excludes interest income and expense, non-operating income and expense, adjustments to eliminate intercompany profit in inventory, and income tax expense. In addition, segment profit excludes merger-related expenses and restructuring and exit costs. In determining segment profit, expenses relating to pension and other postretirement benefits are based solely upon estimated service costs. Corporate expenses, as well as certain centrally managed expenses, including expenses related to share-based compensation, are allocated to each reportable segment based upon budgeted amounts. While sales and transfers between segments are accounted for at cost plus a reasonable profit, the effects of intersegment sales are excluded from the computation of segment profit. Intercompany profit in inventory is excluded from segment assets and is recognized as a reduction of cost of goods sold by the selling segment when the related inventory is sold to an unaffiliated customer. Because the Corporation compensates the management of its various businesses on, among other factors, segment profit, the Corporation may elect to record certain segment-related expense items of an unusual non-recurring nature in consolidation rather than reflect such items in segment profit. In addition, certain segment-related items of income or expense may be recorded in consolidation in one period and transferred to the various segments in a later period.

Segment assets exclude pension and tax assets, intercompany profit in inventory, intercompany receivables, and goodwill associated with the Corporation’s acquisition of Emhart Corporation in 1989.

The reconciliation of segment profit to consolidated earnings before income taxes for each year, in millions of dollars, is as follows:

	2009	2008	2007
Segment profit for total reportable business segments	$373.7	$499.2	$709.7
Items excluded from segment profit:
Adjustment of budgeted foreign exchange rates to actual rates	13.5	29.4	(2.3)
Depreciation of Corporate property	(1.5)	(1.1)	(1.4)
Adjustment to businesses’ postretirement benefit expenses booked in consolidation	(12.0)	(3.6)	(19.9)
Other adjustments booked in consolidation directly related to reportable business segments	(.3)	(4.9)	8.3
Amounts allocated to businesses in arriving at segment profit in excess of (less than) Corporate center operating expenses, eliminations, and other amounts identified above	(53.3)	(42.2)	(93.2)
Operating income before merger-related expenses and restructuring and exit costs	320.1	476.8	601.2
Merger-related expenses	58.8	—	—
Restructuring and exit costs	11.9	54.7	19.0
Operating income	249.4	422.1	582.2
Interest expense, net of interest income	83.8	62.4	82.3
Other (income) expense	(4.8)	(5.0)	2.3
Earnings before income taxes	$170.4	$364.7	$497.6

The reconciliation of segment assets to consolidated total assets at the end of each year, in millions of dollars, is as follows:

	2009	2008	2007
Segment assets for total reportable business segments	$3,000.9	$3,497.4	$3,714.5
Items excluded from segment assets:
Adjustment of budgeted foreign exchange rates to actual rates	85.9	(11.8)	135.5
Goodwill	636.6	633.8	640.5
Pension assets	—	17.5	76.6
Other Corporate assets	1,771.8	1,046.4	843.8
	$5,495.2	$5,183.3	$5,410.9

Other Corporate assets principally consist of cash and cash equivalents, tax assets, property, and other assets.

Sales to The Home Depot, a customer of the Power Tools and Accessories and Hardware and Home Improvement segments, accounted for approximately $.8 billion, $1.0 billion, and $1.3 billion of the Corporation’s consolidated sales for the years ended December 31, 2009, 2008, and 2007, respectively. Sales to Lowe’s Companies, Inc., a customer of the Power Tools and Accessories and Hardware and Home Improvement segments, accounted for approximately $.7 billion, $.8 billion, and $.9 billion of the Corporation’s consolidated sales for the years ended December 31, 2009, 2008, and 2007, respectively.

The composition of the Corporation’s sales by product group for each year, in millions of dollars, is set forth below:

	2009	2008	2007
Consumer and industrial power tools and product service	$2,449.2	$3,236.1	$3,537.3
Lawn and garden products	312.1	377.9	430.6
Consumer and industrial accessories	392.6	452.0	479.2
Cleaning, automotive, lighting, and household products	266.7	321.0	345.3
Security hardware	552.5	649.9	730.9
Plumbing products	248.0	309.2	323.3
Fastening and assembly systems	554.0	740.0	716.6
	$4,775.1	$6,086.1	$6,563.2

The Corporation markets its products and services in over 100 countries and has manufacturing sites in 12 countries. Other than in the United States, the Corporation does not conduct business in any country in which its sales in that country exceed 10% of consolidated sales. Sales are attributed to countries based on the location of customers. The composition of the Corporation’s sales to unaffiliated customers between those in the United States and those in other locations for each year, in millions of dollars, is set forth below:

	2009	2008	2007
United States	$2,705.5	$3,358.6	$3,930.2
Canada	275.7	382.3	361.8
North America	2,981.2	3,740.9	4,292.0
Europe	1,076.7	1,516.0	1,568.0
Other	717.2	829.2	703.2
	$4,775.1	$6,086.1	$6,563.2

The composition of the Corporation’s property, plant, and equipment between those in the United States and those in other countries as of the end of each year, in millions of dollars, is set forth below:

	2009	2008	2007
United States	$195.4	$217.7	$259.6
Mexico	71.5	98.3	106.8
Other countries	206.5	211.9	229.8
	$473.4	$527.9	$596.2

NOTE 18: LEASES

The Corporation leases certain service centers, offices, warehouses, manufacturing facilities, and equipment. Generally, the leases carry renewal provisions and require the Corporation to pay maintenance costs. Rental payments may be adjusted for increases in taxes and insurance above specified amounts. Rental expense for 2009, 2008, and 2007 amounted to $96.7 million, $104.6 million, and $103.6 million, respectively. Capital leases were immaterial in amount. Future minimum payments under non-cancelable operating leases with initial or remaining terms of more than one year as of December 31, 2009, in millions of dollars, were as follows:

2010	$65.6
2011	47.6
2012	36.0
2013	20.4
2014	14.2
Thereafter	12.1
$195.9

NOTE 19: RESTRUCTURING ACTIONS

A summary of restructuring activity during the three years ended December 31, 2009, in millions of dollars, is set forth below:

	SEVERANCE BENEFITS	WRITE-DOWN TO FAIR VALUE LESS COSTS TO SELL OF CERTAIN LONG-LIVED ASSETS	OTHER CHARGES	TOTAL
Restructuring reserve at December 31, 2006	$2.8	$—	$.4	$3.2
Reserves established in 2007	14.8	4.0	.2	19.0
Utilization of reserves:
Cash	(1.0)	—	—	(1.0)
Non-cash	—	(4.0)	—	(4.0)
Foreign currency translation	.1	—	—	.1
Restructuring reserve at December 31, 2007	16.7	—	.6	17.3
Reserves established in 2008	48.3	3.7	2.7	54.7
Utilization of reserves:
Cash	(24.9)	—	(.4)	(25.3)
Non-cash	—	(3.7)	(.9)	(4.6)
Foreign currency translation	(4.5)	—	—	(4.5)
Restructuring reserve at December 31, 2008	35.6	—	2.0	37.6
Reserves established in 2009	12.6	.4	1.2	14.2
Reversal of reserves	(1.8)	—	(.5)	(2.3)
Utilization of reserves:
Cash	(37.9)	—	(1.9)	(39.8)
Non-cash	—	(.4)	—	(.4)
Foreign currency translation	1.2	—	—	1.2
Restructuring reserve at December 31, 2009	$9.7	$—	$.8	$10.5

During 2009, the Corporation recognized $14.2 million of pre-tax restructuring and exit costs related to actions taken in its Power Tools and Accessories, Hardware and Home Improvement, and Fastening and Assembly segments. The $14.2 million charge recognized during 2009 was offset; however, by the reversal of $1.8 million of severance and $.5 million of other accruals established as part of previously provided restructuring reserves that were no longer required. The 2009 restructuring charge related to the elimination of direct and indirect manufacturing positions as well as selling, general, and administrative positions. A severance benefits accrual of $12.6 million was included in the restructuring charge, of which $8.9 million related to the Power Tools and Accessories segment, $2.3 million related to the Fastening and Assembly Systems segment and $1.4 million related to the Hardware and Home Improvement segment. The severance benefits accrual included the elimination of approximately 1,500 positions including approximately 1,200 manufacturing related positions. The restructuring charge also included a $.4 million write-down to fair value of certain long-lived assets for the Hardware and Home Improvement segment. In addition, the restructuring charge reflected $.3 million and $.9 million related to the early termination of lease agreements by the Power Tools and Accessories segment and Fastening and Assembly Systems segment, respectively, necessitated by the restructuring actions.

During 2008, the Corporation recorded a restructuring charge of $54.7 million, reflecting actions to reduce its manufacturing cost base and selling, general, and administrative expenses. The principal components of this restructuring charge related to the elimination of direct and indirect manufacturing positions as well as selling, general, and administrative positions. As a result, a severance benefits accrual of $48.3 million was included in the restructuring charge, of which $36.4 million related to the Power Tools and Accessories segment, $5.4 million related to the Hardware and Home Improvement segment, and $6.0 million related to the Fastening and Assembly Systems segment, as well as $.5 million related to certain Corporate functions. The severance benefits accrual included the elimination of approximately 2,300 positions including approximately 1,400 manufacturing-related positions. The Corporation estimates that, as a result of increases in manufacturing employee headcount in other facilities, approximately 200 replacement positions will be filled, yielding a net total of approximately 2,100 positions eliminated as a result of the 2008 restructuring actions. The restructuring charge also included a $3.7 million write-down to fair value of certain long-lived assets for the Power Tools and Accessories segment ($3.0 million) and Hardware and Home Improvement segment ($.7 million), which were either held for sale or idled in preparation for disposal. As part of these restructuring actions, the Power Tools and Accessories segment closed its manufacturing facility in Decatur, Arkansas, and transferred production to another facility. The actions to reduce the Corporation’s manufacturing cost base in its Hardware and Home Improvement segment included the transfer of production from a facility in Mexico to a facility in China. The restructuring charge also reflected $1.8 million related to the early termination of a lease agreement by the Power Tools and Accessories segment necessitated by restructuring actions. The restructuring charge also included a $.9 million non-cash curtailment charge associated with the restructuring actions.

During 2007, the Corporation recorded a restructuring charge of $19.0 million. The $19.0 million was net of $3.4 million representing the excess of proceeds received on the sale of a manufacturing facility which will be closed as part of the restructuring actions, over its carrying value. The 2007 restructuring charge reflected actions to reduce the Corporation’s manufacturing cost base and selling, general and administrative expenses in its Power Tools and Accessories and Hardware and Home Improvement segments. The restructuring actions to reduce the Corporation’s manufacturing cost base in the Power Tools and Accessories segment included the closure of one facility, transferring production to other facilities, and outsourcing certain manufactured items. Actions to reduce the Corporation’s manufacturing cost base in the Hardware and Home Improvement segment primarily related to optimization of its North American finishing operations.

The principal component of the 2007 restructuring charge related to the elimination of manufacturing and selling, general and administrative positions. As a result, a severance benefit accrual of $14.8 million, related to the Power Tools and Accessories segment ($12.4 million) and the Hardware and Home Improvement segment ($2.4 million), was included in the restructuring charge. The severance benefits accrual included the elimination of approximately 650 positions. The Corporation estimated that, as a result of increases in manufacturing employee headcount in other facilities, approximately 100 replacement positions were filled, yielding a net total of approximately 550 positions eliminated as a result of the 2007 restructuring actions. The restructuring reserve also included a $7.4 million write-down to fair value of certain long-lived assets of the Hardware and Home Improvement segment, which were either held for sale or have been idled in preparation for disposal as of December 31, 2007.

During 2009, 2008, and 2007 the Corporation paid severance and other exit costs related to restructuring charges taken of $39.8 million, $25.3 million and $1.0 million, respectively.

Of the remaining $10.5 million restructuring accrual at December 31, 2009, $7.0 million relates to the Power Tools and Accessories segment, $2.4 million relates to the Fastening and Assembly Systems segment and $1.1 million relates to the Hardware and Home Improvement segment. The Corporation anticipates that the remaining actions contemplated under that $10.5 million accrual will be completed during 2010.  As of December 31, 2009, the carrying value of long-lived assets held for sale was not significant.

NOTE 20: OTHER (INCOME) EXPENSE

Other (income) expense was $(4.8) million in 2009, $(5.0) million in 2008, and $2.3 million in 2007.

Other (income) expense for the year ended December 31, 2009, includes a $6.0 million settlement on an insurance settlement related to an environmental matter. Other (income) expense for the year ended December 31, 2008, benefited from a gain on the sale of a non-operating asset.

NOTE 21: LITIGATION AND CONTINGENT LIABILITIES

The Corporation is involved in various lawsuits in the ordinary course of business. These lawsuits primarily involve claims for damages arising out of the use of the Corporation’s products and allegations of patent and trademark infringement. The Corporation also is involved in litigation and administrative proceedings involving employment matters and commercial disputes. Some of these lawsuits include claims for punitive as well as compensatory damages.

The Corporation, using current product sales data and historical trends, actuarially calculates the estimate of its exposure for product liability. The Corporation is insured for product liability claims for amounts in excess of established deductibles and accrues for the estimated liability up to the limits of the deductibles. All other claims and lawsuits are handled on a case-by-case basis. The Corporation’s estimate of the costs associated with product liability claims, environmental exposures, and other legal proceedings is accrued if, in management’s judgment, the likelihood of a loss is probable and the amount of the loss can be reasonably estimated.

The Corporation also is party to litigation and administrative proceedings with respect to claims involving the discharge of hazardous substances into the environment. Some of these assert claims for damages and liability for remedial investigations and clean-up costs with respect to sites that have never been owned or operated by the Corporation but at which the Corporation has been identified as a potentially responsible party. Other matters involve current and former manufacturing facilities.

The EPA and the Santa Ana Regional Water Quality Control Board have each initiated administrative proceedings against the Corporation and certain of the Corporation’s current or former affiliates alleging that the Corporation and numerous other defendants are responsible to investigate and remediate alleged groundwater contamination in and adjacent to a 160-acre property located in Rialto, California. The United States of America, the cities of Colton and Rialto, and certain other PRPs have also initiated lawsuits (and/or asserted cross and counter-claims against the Corporation and certain of the Corporation’s former or current affiliates) that are currently pending in the United States District Court for the Central District of California (collectively, the “Litigation”). In the Litigation, the various parties allege that the Corporation is liable under CERCLA, the Resource Conservation and Recovery Act, and various state laws for the discharge or release of hazardous substances into the environment and the contamination caused by those alleged releases. The Corporation, in turn, through certain of the aforementioned affiliates, has also initiated a lawsuit in the United States District Court for the Central District of California alleging that various other PRPs are liable for the alleged contamination at issue. The City of Colton also has a companion case in California State court, which is currently stayed for all purposes. Certain defendants in that case have cross-claims against other defendants and have asserted claims against the State of California. The administrative proceedings and the lawsuits generally allege that West Coast Loading Corporation (WCLC), a defunct company that operated in Rialto between 1952 and 1957, and an as yet undefined number of other defendants are responsible for the release of perchlorate and solvents into the groundwater basin, and that the Corporation and certain of the Corporation’s current or former affiliates are liable as a “successor” of WCLC. The Corporation believes that neither the facts nor the law support an allegation that the Corporation is responsible for the contamination and is vigorously contesting these claims.

The EPA has provided an affiliate of the Corporation a “Notice of Potential Liability” related to environmental contamination found at the Centredale Manor Restoration Project Superfund site, located in North Providence, Rhode Island. The EPA has discovered dioxin, polychlorinated biphenyls, and pesticide contamination at this site. The EPA alleged that an affiliate of the Corporation is liable for site cleanup costs under CERCLA as a successor to the liability of Metro-Atlantic, Inc., a former operator at the site, and demanded reimbursement of the EPA’s costs related to this site. The EPA, which considers the Corporation to be the primary potentially responsible party (PRP) at the site, is expected to release a draft Feasibility Study Report, which will identify and evaluate remedial alternatives for the site, in 2010. At December 31, 2009, the estimated remediation costs related to this site (including the EPA’s past costs as well as costs of additional investigation, remediation, and related costs, less escrowed funds contributed by PRPs who have reached settlement agreements with the EPA), which the Corporation considers to be probable and can be reasonably estimable, range from approximately $50.5 million to approximately $100 million, with no amount within that range representing a more likely outcome. The Corporation’s reserve for this matter at December 31, 2009 is $50.5 million. During 2007, the Corporation increased its reserve for this environmental remediation matter by $31.7 million to $48.7 million, reflecting the probability that the Corporation will be identified as the principal financially viable PRP upon issuance of the EPA draft Feasibility Study Report. The Corporation has not yet determined the extent to which it will contest the EPA’s claims with respect to this site. Further, to the extent that the Corporation agrees to perform or finance remedial activities at this site, it will seek participation or contribution from additional PRPs and insurance carriers. As the specific nature of the environmental remediation activities that may be mandated by the EPA at this site have not yet been determined, the ultimate remedial costs associated with the site may vary from the amount accrued by the Corporation at December 31, 2009.

As of December 31, 2009, the Corporation’s aggregate probable exposure with respect to environmental liabilities, for which accruals have been established in the consolidated financial statements, was $102.1 million. These accruals are reflected in other current liabilities and other long-term liabilities in the Consolidated Balance Sheet.

Total future costs for environmental remediation activities will depend upon, among other things, the identification of any additional sites, the determination of the extent of contamination at each site, the timing and nature of required remedial actions, the technologies available, the nature and terms of cost sharing arrangements with other PRPs, the existing legal requirements and nature and extent of future environmental laws, and the determination of the Corporation’s liability at each site. The recognition of additional losses, if and when they may occur, cannot be reasonably predicted.

In the opinion of management, amounts accrued for exposures relating to product liability claims, environmental matters, income tax matters, and other legal proceedings are adequate and, accordingly, the ultimate resolution of these matters is not expected to have a material adverse effect on the Corporation’s consolidated financial statements. As of December 31, 2009, the Corporation had no known probable but inestimable exposures relating to product liability claims, environmental matters, income tax matters, or other legal proceedings that are expected to have a material adverse effect on the Corporation. There can be no assurance, however, that unanticipated events will not require the Corporation to increase the amount it has accrued for any matter or accrue for a matter that has not been previously accrued because it was not considered probable. While it is possible that the increase or establishment of an accrual could have a material adverse effect on the financial results for any particular fiscal quarter or year, in the opinion of management there exists no known potential exposure that would have a material adverse effect on the financial condition or on the financial results of the Corporation beyond any such fiscal quarter or year.

NOTE 22: QUARTERLY RESULTS (UNAUDITED)

(DOLLARS IN MILLIONS EXCEPT PER SHARE DATA) YEAR ENDED DECEMBER 31, 2009	FIRST QUARTER	SECOND QUARTER	THIRD QUARTER	FOURTH QUARTER
Sales	$1,073.7	$1,191.4	$1,208.7	$1,301.3
Gross margin	340.8	372.2	400.3	473.2
Net earnings	4.9	38.3	55.4	33.9
Net earnings per common share–basic	$.08	$.63	$.91	$.56
Net earnings per common share–diluted	$.08	$.63	$.91	$.55

YEAR ENDED DECEMBER 31, 2008	FIRST QUARTER	SECOND QUARTER	THIRD QUARTER	FOURTH QUARTER
Sales	$1,495.8	$1,641.7	$1,570.8	$1,377.8
Gross margin	517.5	537.2	508.9	434.8
Net earnings	67.4	96.7	85.8	43.7
Net earnings per common share–basic	$1.10	$1.58	$1.43	$.72
Net earnings per common share–diluted	$1.08	$1.56	$1.41	$.72

As more fully described in Note 2, net earnings for the fourth quarter of 2009, included a pre-tax charge of $58.8 million ($42.6 million after taxes) associated with the Corporation’s proposed merger with The Stanley Works. As more fully described in Note 19, net earnings for the first quarter of 2009 included a pre-tax restructuring charge of $11.9 million ($8.4 million after taxes).

As more fully described in Note 19, net earnings for the first, third, and fourth quarter of 2008 included a pre-tax restructuring charge of $18.3 million, $15.6 million and $20.8 million, respectively ($12.2 million, $12.6 million, and $14.8 million, respectively, after taxes).

Earnings per common share are computed independently for each of the quarters presented. Therefore, the sum of the quarters may not be equal to the full year earnings per share.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ON CONSOLIDATED FINANCIAL STATEMENTS

To the Stockholders and Board of Directors
of The Black & Decker Corporation and Subsidiaries:

We have audited the accompanying consolidated balance sheet of The Black & Decker Corporation and Subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of earnings, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2009. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Black & Decker Corporation and Subsidiaries at December 31, 2009 and 2008, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 1 to the consolidated financial statements, the Corporation, effective December 31, 2008, adopted a new accounting standard that required the Corporation to change the measurement date for defined benefit pension and postretirement plan assets and liabilities to coincide with its year-end.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), The Black & Decker Corporation and Subsidiaries’ internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 19, 2010 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG, LLP
Baltimore, Maryland
February 19, 2010